AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1996
                                                      Registration No. 333-10101

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                       ----------------------------------

                         AMVESTORS FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                     KANSAS
         (State or other jurisdiction of incorporation or organization)

                                   48-1021516
                      (IRS employer identification number)

                           415 Southwest Eighth Avenue
                              Topeka, Kansas 66603
                                 (913) 232-6945
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       -----------------------------------

                                  Mark V. Heitz
                         AmVestors Financial Corporation
                            415 Southwest Eighth Avenue
                              Topeka, Kansas 66603
                                 (913) 232-6945
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 J. Mark Klamer
                                 Bryan Cave LLP
                         211 North Broadway, Suite 3600
                         St. Louis, Missouri 63102-2750
                                 (314) 259-2000

                       -----------------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on the form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
      Title of Each Class of              Amount to           Proposed Maximum               Proposed Maximum           Amount of
    Securities to be Registered         be Registered    Offering price Per Unit<F1>  Aggregate Offering Price<F2>  Registration Fee
- ------------------------------------------------------------------------------------------------------------------------------------

3% Convertible Subordinated Debentures  $65,000,000              100%<F1>                    $65,000,000                 $22,414
  due 2003

Common Stock, par value $1.00             3,795,620<F2>            NA                             NA                       <F3>
  per share
- ------------------------------------------------------------------------------------------------------------------------------------
            Total                        ---                        ---                          ---                $22,414<F3><F4>
====================================================================================================================================

- ----------

<F1>  Estimated solely for purposes of calculating the registration fee.

<F2>  Includes 3,795,620 shares of Common Stock initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares as may become issuable upon conversion of the Debentures being registered hereunder by means of adjustment in the conversion price.

<F3>  Pursuant to Rule 457(i) there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the
      Debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

<F4>  $22,414 previously paid on August 13, 1996.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                  PROSPECTUS

                         AMVESTORS FINANCIAL CORPORATION
                                     [LOGO]

                         $65,000,000 Principal Amount of
                 3% Convertible Subordinated Debentures due 2003
                        3,795,620 Shares of Common Stock

         This Prospectus relates to $65,000,000 aggregate principal amount of 3% Convertible Subordinated Debentures due 2003 (the "Debentures") of AmVestors Financial Corporation (the "Company"), and 3,795,620 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company which are initially issuable from time to time upon conversion of the Debentures, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (together the "Shares"). See "Description of the Debentures." The Debentures and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Debentures were initially acquired from the Company on July 12, 1996 in connection with a private offering (the "Private Offering") to non-"U.S. persons" pursuant to Regulation S under the Securities Act.

         The Debentures bear interest from the date of original issue, payable semi-annually, in arrears, on June 15 and December 15 of each year, to holders of record at the close of business on the preceding June 1 and December 1, respectively, commencing December 15, 1996. The Debentures mature on July 12, 2003, unless previously converted or redeemed. The Debentures are redeemable, at the Company's option, in whole, but not in part, on any date on or after June 30, 1999 (the "Company Call"), at the redemption prices set forth herein plus Accrued Current Interest (as defined herein) and Accrued Deferred Interest (as defined herein), to the date of such redemption. Any holder who converts Debentures following notice of such redemption will receive in cash Accrued Current Interest and Accrued Deferred Interest to the date of conversion. The Debentures may be redeemed at the Company's option (the "European Call"), in whole, but not in part, at their principal amount plus Accrued Current Interest at any time after August 15, 1996, if for 20 consecutive trading days immediately preceding the fifth day prior to notice of redemption, the average closing sale price of the common stock of the Company ("Common Stock") has equaled or exceeded 135% of the conversion price (the "Conversion Price") of $17.125 per share (equivalent to a conversion rate of approximately fifty- eight shares of Common Stock per $1,000 principal amount of Debentures). The Debentures are redeemable, in whole or in part, at the option of the holders thereof (the "Put Option"), on September 30, 2001 at 124.250% of their principal amount (the "Redemption Price"), plus Accrued Current Interest.

         The Debentures are convertible at the option of the holder into shares of Common Stock at the Conversion Price which is subject to adjustment in certain events, but is not adjusted for Accrued Current Interest or Accrued Deferred Interest. The Common Stock is traded on the New York Stock Exchange under the symbol AMV. The Debentures are unsecured obligations of the Company subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company, of which $40.3 million was outstanding on June 30, 1996, and are effectively subordinated in right of payment to all liabilities of the Company's subsidiaries, which totaled approximately $3.0 billion at such date. See "Description of the Debentures."

         The Debentures and the Conversion Shares are being registered to permit public secondary trading of the Debentures and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than legal fees and expenses, underwriting discounts, selling commissions, messenger and delivery service charges and telephone expenses) of the holders of the Debentures or the underlying Common Stock in connection with the registration and sale of the Debentures and the underlying Common Stock covered by this Prospectus.

         The Debentures and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. To the extent available, it is expected that certain trading information will be contained in the "Yellow Sheets" for debt instruments of the National Quotation Bureau, Inc. The Company will not be able to list the Debentures on the New York Stock Exchange and does not intend to list the Debentures on the Nasdaq National Market or any other U.S. or foreign exchange. See "Plan of Distribution." The Debentures were issued with original issue discount which will have certain federal income tax consequences for holders subject to U.S. tax laws. See "Description of the Debentures" and "Certain United States Federal Income Tax Considerations Applicable to U.S. Persons."

         SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 29, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (which can be found at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock began trading on the NYSE under the symbol "AMV" on November 30, 1994. Prior to that date, the Company Common Stock traded on the Nasdaq National Market under the symbol "AVFC." Reports, proxy statements and other information regarding the Company which were filed after November 30, 1994 may be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration under the Securities Act of the Debentures and Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company under File No. 0-15330 pursuant to the Exchange Act are incorporated herein by reference: the Company Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (filed March 16, 1996); the Company Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996 (filed May 13, 1996); the Company Amended Quarterly Report on Form 10-QA for the fiscal quarter ended March 31, 1996 (filed August 29, 1996); the Company's Current Reports on Form 8-K dated August 13, 1996 and April 22, 1996; and the description of the Company Common Stock contained in the registration statement in the Company's Registration Statement on Form 8-A dated February 28, 1996, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Prospectus is delivered, including any beneficial owner of Debentures or Shares, upon written or oral request by such person as follows: to AmVestors Financial Corporation, 415 S.W. Eighth Avenue, Topeka, Kansas 66603, Attention: Mr. Mark V. Heitz (telephone: (913) 295-4410).

                                  RISK FACTORS

         Prospective investors should carefully consider, among other things, the following factors in evaluating the Company and its business before investing in the Debentures offered hereby.


Original Issue Discount

         The Debentures will be issued with original issue discount. Consequently, purchasers of the Debentures should be aware that the amount of original issue discount annually includible as interest income for federal income tax purposes will be in advance of the receipt of the cash payments to which such income is attributable. In addition, in certain circumstances, a holder will not receive the cash payments attributable to the original issue discount. These circumstances include: if the holder converts the Debentures into Common Stock (other than following notice of a Company Call); if the Company purchases the Debentures pursuant to a European Call; if the holder elects to require the Company to repurchase such holder's Debentures in the event of a Fundamental Change; or if the holder does not exercise the Put Option (and the Company does not exercise the Company Call). See "Description of Debentures." In such instances, such OID amounts will remain a part of the holder's tax basis in the Debentures for purposes of determining gain or loss on a disposition or redemption of the Debentures (or will become a part of the holder's basis in the shares of Common Stock if the conversion privilege is exercised). See "Certain United States Federal Tax Consequences - Sale or Exchange of Debentures or Common Stock and "-- Conversion of Debentures."

         If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Debentures, the claim of a holder of the Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price, (ii) the stated accrued but unpaid interest and (iii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

         See "Certain United States Federal Tax Consequences" for a more detailed discussion of the federal income tax consequences to the holders regarding the purchase, ownership and disposition of the Debentures.


Competition

         The market for annuities and other savings and retirement products is highly competitive. The Company competes with individual companies and with groups of affiliated companies with substantially greater financial resources, higher A.M. Best Company or claims-paying ability ratings, greater market share, and larger and more widespread agency and brokerage relationships, and a greater variety of products. Competition in the industry is based on credited rate levels and other product features, the perceived quality and stability of the insurer generally as evidenced by industry ratings, commission structure, marketing and services. The Company depends on the recruitment and retention of productive independent agents for the sale of its products. The Company's ability to recruit and retain agents is substantially affected by perceptions of its financial condition and the ratings assigned to American and FBL by A.M. Best Company, and other rating organizations. See "-- A.M. Best Company Ratings." The Company's agents also represent other insurance companies and may sell products which compete with those of the Company.

         In addition to competing with other life insurance companies, the Company also competes with financial institutions, including banks, stockbrokers and mutual funds, which market annuities and other retirement savings products and have substantially greater resources than the Company. Competition from financial institutions may be increased as a result of a ruling by the United States Supreme Court on January 18, 1995 in the case of NationsBank v. VALIC in which the Court concluded that for purposes of Section 92 of the National Bank Act, annuities are investment products rather than insurance products and that national banks can therefore serve as agents for their customers in the purchase and sale of both fixed and variable annuities.


A.M. Best Company Ratings

         Ratings, particularly those issued by A.M. Best Company, are generally considered important to an insurance company's ability to compete in the insurance business, especially the annuity market. Insurance agents, others in the insurance industry, and consumers of insurance products generally view an insurance company's A.M. Best Company rating as an important factor when determining whether to distribute or purchase, as the case may be, that company's products.

         As of August 12, 1996, American had an A.M. Best Company rating of `A-' and FBL had an A.M. Best Company rating of `B+'. Such ratings are subject to review and can be withdrawn or changed at any time by A.M. Best Company. A downgrade by A.M. Best Company of either American's or FBL's rating could have a material adverse effect on the business of the Company.


Increase in Surrenders

         Surrenders of American's annuity products have increased in recent years. Total surrender and death benefits paid by American amounted to $372.2 million, $246.6 million and $318.9 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $185.8 million for the six months ended June 30, 1996.

         Surrenders of FBL annuity products have also increased in recent years. Total surrender and death benefits paid amounted to $99.9 million, $145.4 million and $104.8 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $54.9 million for the six months ended June 30, 1996.

         As of June 30, 1996, approximately $409.9 million, or 19% of American's total annuity account value ($420.1 million or 16% including FBL) contained no surrender charges. In addition, approximately $238.9 million or 13% of American's total annuity account value ($262.0 million or 11% including FBL) contained a "bailout" provision.

         Management believes it will have adequate funds available to pay surrenders from the respective amounts of cash provided by operations and from premiums received. In the event that these funds are not adequate to pay withdrawals, it would be necessary to sell investments at their then current market price. Substantial future surrenders could have a material adverse effect on the Company's financial condition and results of operations. In general, withdrawal rates on annuity contracts increase as they approach maturity.


Lack of Product Diversification

         The Company's business is dependent on fixed annuities, which account for substantially all premiums received by the Company. If the demand for such products were to decrease significantly for any reason, the Company's operations and financial condition would be materially adversely affected.


Investment Performance; Effects of Changes in Interest Rates; Non-Investment Grade Holdings

         The results of operations and the financial condition of the Company are significantly affected by the performance of its investments and by changes in interest rates. During a period of declining interest rates, if its investments are prematurely sold, called, prepaid or redeemed, the Company would be unable to reinvest the proceeds in securities with comparable rates of return. Also, decreases in interest rates could result in reductions to credited rates, which in turn could cause increases in surrenders depending upon competitive market conditions. During a period of rising interest rates, surrender levels generally increase which in turn could cause the Company to be required to sell investments at prices and times when the market values of such investments are less than their book values. With the implementation of Statement of Financial Accounting Standards ("SFAS") No. 115 on January 1, 1994 and the classification of substantially all investment assets as "Available for Sale" in late 1995, the recorded value of the Company's assets and shareholder equity may show greater volatility than in past periods.

         Non-investment grade securities are subject to greater risk of default. As of June 30, 1996, approximately 8% of the Company's debt securities portfolios consisted of non-investment grade securities and the remainder were investment grade. In addition, as of that date approximately 31% of the Company's debt securities portfolios were rated "Baa" (the lowest generic investment grade category) by Moody's or its equivalent by the NAIC. If a "Baa" rated security, or any other security, is downgraded to non-investment grade, the Company could experience investment losses due to sales or write-downs and could be subject to additional scrutiny by both regulatory authorities and rating agencies.

         As of June 30, 1996, the Company owned bonds of 5 issuers in amounts which exceeded 10% of stockholders' equity. All of these bonds are rated investment grade. If any of the foregoing issuers fails to pay the principal or interest when due, the Company could sustain a loss that could materially adversely affect its results of operations and financial condition.

         Mortgage-backed securities are subject to certain prepayment risks. As of June 30, 1996, approximately 33% of the Company's invested assets consisted of mortgage-backed securities. As of that date, approximately 27% of the Company's mortgage-backed securities portfolios, which constitutes 9% of the Company's invested assets represented interests in sequential classes and pass-through securities which are subject to greater prepayment risks than planned amortization and targeted amortization classes. Such mortgage-backed securities are subject to substantial prepayment risks in a period of declining interest rates as the underlying mortgages are repaid and refinanced to take advantage of lower rates. During such periods, the Company generally will be unable to reinvest the proceeds of any such prepayment at comparable yields. Should prepayments slow as a result of rising interest rates the cash flows of sequential classes and pass-through securities would lengthen. This would result in reduced market values. Rising interest rates could also cause disintermediation and create the need for the Company to sell such securities at a loss.


Leverage and Debt Service

         The Company's long-term debt consists only of the Debentures. The Company may incur additional indebtedness in the future, subject to certain limitations imposed by law and contained in the instruments governing its indebtedness, including the Indenture. See "Description of the Debentures."

         The degree to which the Company is leveraged could have important consequences to holders of the Debentures including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, general corporate purposes or other purposes may be limited or become impaired; (ii) such future borrowing could be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iii) the instruments governing such indebtedness may contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "Description of the Debentures."

         The Debentures will mature July 12, 2003, the holders have an option to require the Company to repurchase the Debentures in the event of a Repurchase Event and the holders have the option to cause the Company to repurchase the Debentures pursuant to the Put Option. The Company will have to either refinance its obligations with respect to the Debentures, sell assets or raise equity capital to pay the principal amount of the Debentures. The Company's ability to make its principal payment under the Debentures, refinance its debt obligations, sell assets or raise equity capital depends on its financial and operating performance, which in turn, is subject to prevailing economic conditions, the Company's insurance subsidiaries' A.M. Best Company ratings, regulatory restrictions on Company asset levels and dividends, and to financial, business and other factors, some of which are beyond its control. The Company's cash flow from operations and borrowings have been sufficient to meet its historical obligations under substantially less indebtedness than will exist after issuance of the Debentures, and there can be no assurance that the Company's cash flow from operations will continue to be sufficient or that future borrowing facilities or other sources of funds will be available for the payment or refinancing of the Debentures or the Company's other indebtedness. See "Description of the Debentures."


Federal Income Tax Treatment of Annuities

         Current U.S. federal income tax law generally permits the tax-deferred accumulation of earnings by the policyholder on deferred annuity premiums received by the Company. Taxes, if any, are payable by the policyowner on the accumulated tax-deferred earnings when annuity benefits are actually paid out or deemed to be paid. From time to time, there have been proposed changes to the federal income tax laws that would eliminate this tax deferral for certain types of annuity products. In addition, alternative federal income tax proposals have been considered recently, including a "flat tax." If the federal income tax laws are amended to eliminate or modify the existing tax treatment of deferred annuity products or to defer, lessen or eliminate taxes on investment products, demand for the Company's products would decline substantially. The operations and future business prospects of the Company would be materially and adversely affected by a material decrease in the demand for its annuity products.

Subordination

       The Debentures are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. As of June 30, 1996, Senior Indebtedness totalled $40.3 million and the Debentures are effectively subordinated in right of payment to all the liabilities of the Company's subsidiaries, which totalled approximately $3.0 billion at such date. The Company may in the future secure additional lines of credit. These additional borrowings generally would be Senior Indebtedness as defined in the Indenture. In the event of a bankruptcy, liquidation, reorganization, dissolution or other winding up of the Company, the assets of the Company will be available to pay obligations on the Debentures only after all Senior Indebtedness of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Debentures. In the event of a payment default with respect to the current outstanding Senior Indebtedness of the Company, no payments may be made on account of principal, premium, if any, or interest on, the Debentures until such default has been cured or waived. In addition, under certain circumstances, no payments may be made for a specified period with respect to the Debentures if certain nonpayment defaults exist with respect to the current outstanding Senior Indebtedness of the Company. See "Description of the Debentures -- Subordination."


Federal Income Tax Deduction of Interest on the Debentures

         The Debentures were issued with original issue discount ("OID") for U.S. federal income tax purposes. Current U.S. federal income tax law generally permits the issuer of a debt instrument to deduct OID as interest without regard to any options to convert the debt instrument into stock or debt of the issuer. Accordingly, the Company will deduct OID as interest on the Debentures as such OID accrues, whether or not the Debentures are converted. However, the Fiscal Year 1997 Budget Proposal submitted by the President to the Congress on March 19, 1996, contains a revenue provision that would defer interest deductions on certain convertible debt until such time as the interest is paid. For this purpose, payment would not include the conversion of the debt into equity of the issuer. As presented by the President, this proposal would be effective for debt issued on or after December 7, 1995, although certain Congressional leaders have made assurances to the public markets that if such legislation is enacted, it would have an effective date of the date of Congressional action. If this proposal is enacted into law, the Company may not be entitled to deduct OID or other interest on the Debentures until paid, and may never be entitled to deductions for OID or unpaid interest with respect to Debentures that are converted into shares of Common Stock. See "Certain United States Federal Tax Consequences".


Holding Company Structure; Dividend Restrictions

         As an insurance holding company, the Company's ability to service debt and pay operating expenses and dividends on its capital stock depends largely on the receipt of funds from its subsidiary companies. The inability of American or FBL to pay dividends, commissions and fees in an amount sufficient to meet the Company's obligations would have a material adverse effect on the Company. The Company is subject to the insurance holding company regulations in Kansas and Florida. The Company will have to either refinance its obligations with respect to the Debentures, sell assets or raise equity capital to pay the principal amount of the Debentures when due. The provisions of the applicable Kansas and Florida statutes contain restrictions with respect to the payment of dividends as well as with respect to certain intercompany transactions which could limit the amount of funds the Company may receive from American or FBL. At June 30, 1996, the Company had $13.2 million available for dividends from American and FBL which was not subject to regulatory restrictions on dividends.


Insurance Regulation

         American and FBL are subject to significant regulation by the insurance regulatory authorities in the jurisdictions in which they transact business. The laws of the various states establish supervisory agencies with broad administrative powers relative to granting and revoking licenses to transact business, regulating trade practices, licensing agents, approving policy forms, setting reserve requirements, determining the form and content of required statutory financial statements, and prescribing the type and amount of investments. This regulation and supervision is designed primarily to insure the financial stability of insurance companies to protect policyowners, not stockholders. The insurance regulatory structure has been subjected to increased scrutiny in recent years by the National Association of Insurance Commissioners (the "NAIC") and federal and state legislative bodies and state regulatory authorities. Various new legislative and regulatory standards have been adopted or proposed. No assurance can be given as to the effect of future legislative or regulatory changes on the Company. See "Regulation."

Future Liquidity

         Cash flow available to the Company may be influenced by a variety of factors, including changes in the annuity market, surrender experience, the insurance regulatory environment and general economic conditions. Consequently, no assurance can be given as to whether the net cash provided by its operations will provide sufficient funds for the Company to meet its long-term liquidity needs. In the event cash flow from operations is insufficient to meet its liquidity needs, the Company would need to sell securities at the then current market prices or seek external sources of financing. There can be no assurance that the market value of securities sold would exceed their book value or that the Company will be able to raise additional funds through external financing.


Dependence upon Key Personnel

         The Company business depends upon the efforts of its executive officers, including Mr. Ralph W. Laster, Jr., Chairman and Chief Executive Officer and Mr. Mark V. Heitz, President and General Counsel. The loss of any one of the Company's executive officers could have a material adverse effect upon the Company. The Company currently has employment agreements with Messrs. Laster and Heitz which expire on May 31, 1997 and December 31, 1998, respectively.


Litigation

         A substantial number of civil jury verdicts have been returned against insurance companies in the United States, including jurisdictions in which the Company does business. Such verdicts have resulted from suits regarding sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against insurance companies in the Unites States, including material amounts of punitive damages that are disproportionate to the actual damages. The Company and its subsidiaries, like other insurance companies, in the ordinary course of business are involved in litigation. Although the outcome of any litigation cannot be predicted with certainty, the management of the Company believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the Company's financial condition.


Acquisition of FBG

         On April 8, 1996, the Company acquired FBG and its subsidiaries. This acquisition was accounted for using the purchase method of accounting. The financial information reflected in "Summary Pro Forma Financial Data" and in "Pro Forma Combined Financial Information" incorporated by reference from the Company's Current Report on Form 8-K dated August 13, 1996, contains certain assumptions as to the value of FBG's assets and liabilities that are based upon the utilization of the purchase method. These valuations are subject to further adjustment based upon future events and to the final audit of the Company's 1996 fiscal year, which audit will occur after December 31, 1996. In addition, there is no assurance that any cost savings and synergies will be realized as a result of the acquisition.


Anti-Takeover Provisions

         Certain provisions of the Company's Amended and Restated Articles of Incorporation and of Kansas law may render more difficult or have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management including business combinations. These provisions include "blank check" preferred stock, a classified board of directors and a two-thirds majority voting requirement to approve certain corporate actions including business combinations. The holding company law of Kansas may also delay or impede an acquisition of, or business combination with, the Company. See "Description of Capital Stock."


Absence of a Public Market For the Debentures

         Prior to the Private Offering, there has been no public market for the Debentures. The Debentures are not listed on the New York Stock Exchange, the Nasdaq National Market or any other U.S. or foreign exchange. As a result of the U.S. Federal Income Tax treatment laws on OID it may be unlikely that an active market for the Debentures will develop in the United States. The sale of the Debentures and Common Stock pursuant to this Registration Statement may be suspended by the Company in certain circumstances. See "Plan of Distribution."

                                   THE COMPANY

         The Company is an insurance holding company which operates through subsidiaries that are engaged in the development, underwriting, marketing and servicing of fixed annuity products in the United States. Through its insurance subsidiaries, American Investors Life Insurance Company, Inc. ("American") and Financial Benefit Life Insurance Company ("FBL"), the Company offers a variety of annuity products through approximately 9,100 agents in 47 states. As a result of its recent acquisition of Financial Benefit Group, Inc. ("FBG"), the Company's assets increased from approximately $2.5 billion to $3.2 billion, stockholders' equity increased from $149.3 million to $187.0 million, and annuities in force increased from approximately $2.1 billion to $2.6 billion, on a pro forma basis as of March 31, 1996. The acquisition was completed on April 8, 1996.

         The Company's business is in the growing asset accumulation industry, which offers financial products to the large market of middle-aged individuals and senior citizens who are approaching or have reached retirement age. U.S. Census Bureau statistics indicate that the 45 to 64 age group, which numbered approximately 46.4 million people in 1990, is projected to grow to 61.0 million by the year 2000 and 78.6 million by 2010. The Company targets individuals aged 50 and older, which in 1995 accounted for over 85% of premiums at American and over 84% of premiums at FBL.

         The Company believes that the growth in the fixed annuities market is the result of several demographic trends including longer life expectancy, rising per capita income, the aging population, declines in coverage from corporate pension plans and concerns about the long-term viability of the social security system. Fixed annuities involve a one-time deposit or periodic deposits of cash into an account that, after an accumulation period specified by the customer, entitles the customer to receive the principal value plus accumulated interest in the form of a lump sum payment or through annuity payments over a certain period or for life. Interest credited during the accumulation period is generally not subject to federal or state income tax until withdrawn.

         The Company's principal operating subsidiaries are American Investors Life Insurance Company, Inc. (American), American Investors Sales Group, Inc. ("American Sales"), AmVestors Investment Group, Inc. ("AVIG"), Financial Benefit Life Insurance Company (FBL), Annuity International Marketing Corporation ("AIMCOR") and The Insurancemart, Inc. ("TIM").

         The Company, through its insurance subsidiaries, American and FBL (formerly a wholly-owned subsidiary of FBG), acts principally as a developer, underwriter and servicer of annuity products. Through American Sales and TIM, the Company acts as a marketer of annuities for American and FBL and, through AIMCOR it markets for other unaffiliated insurance companies with which AIMCOR has long term marketing agreements on a royalty basis. TIM functions as a wholesaler for FBL, American, all of the life companies with which AIMCOR has marketing agreements and other unaffiliated carriers.

         Deferred annuities accounted for approximately 96% of all premiums received by American in 1995 and 96% for the six months ended June 30, 1996, and 96% of all FBL premiums for each of the periods respectively. American and FBL also offer single premium immediate annuities ("SPIAs") and, in the case of American, flexible premium universal life ("FPULs") insurance. As of June 30, 1996, American had total annuity contracts in force of $2.1 billion at an average credited rate of 5.9%, and FBL had total annuity contracts in force of $508 million at an average credited rate of 4.8%. The average premium received by American and FBL per annuity contract during 1995 was approximately $30,000 and $26,000, respectively. American and FBL market their annuity products through their approximately 9,100 independent agents licensed in 47 states and the District of Columbia. Agents are recruited through the Company's wholly-owned subsidiaries, American Sales and TIM, as well as through various other marketing organizations. The Company endeavors to attract agents to sell its products by offering a selection of fixed annuity products with competitive commissions, by providing timely, comprehensive services to agents and customers and by continuing to specialize in annuity products.

         American and FBL incorporate certain features in their annuity contracts that are designed to reduce the occurrence and effect of premature contract terminations and significant withdrawals. Such features include surrender charges which decline over time and which apply, subject to certain exceptions, to premature terminations during the first five to fourteen years of an annuity contract. During the period a surrender charge is applicable, annual withdrawals free of surrender charges are generally limited to 10% of an annuity's accumulated account value. Certain of American's and FBL's annuities also provide for deferred payments of the surrender value of the annuity over a five year period or market value adjustments of surrender value which reflect changes in interest rates. Certain annuity policies incorporate a `bailout' feature, however, which generally allows policyowners to withdraw their account balances for a limited period of time, free of surrender charges, if credited rates fall below a specified level.

         Founded in 1965, American has focused on the sale of single premium annuity products since 1984. On May 9, 1995, A.M. Best Company, which rates insurance companies based on factors of concern to policyowners, reaffirmed American's "A-" (Excellent) rating. On April 14, 1996, Duff & Phelps reaffirmed American's claims paying ability rating of "A+" (High). Founded in 1983, FBL also has focused on the sale of single premium annuity products. FBL is rated "B+" (Very Good) by A.M. Best Company.

         The Company's principal executive offices are located at 415 S.W. Eighth Avenue, Topeka, Kansas 66603 and its telephone number is (913) 295-4410.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sales of the Debentures of the Shares by the Selling Securityholders. See "Selling Securityholders" for a list of those persons and entities receiving the proceeds from the sale of the Debentures or the Shares.

                               RECENT DEVELOPMENTS

         On April 8, 1996 the Company acquired Financial Benefit Group, Inc.
(FBG), a company that, through its wholly-owned subsidiary, FBL, engaged in substantially similar lines of business to those of the Company. Based in Boca Raton, Florida, FBG operated through three primary subsidiaries: FBL, AIMCOR and TIM. FBL develops, markets, underwrites and services fixed annuities through approximately 1,800 agents in 39 states. AIMCOR develops and markets fixed annuities for FBL and other unaffiliated insurance companies for which it receives royalty income from long-term marketing contracts. TIM functions as a wholesaler for FBL, American, all of AIMCOR's client companies, and other unaffiliated companies through its sales force of 5,400 independent agents. The Company has maintained relationships with FBG since 1984, at which time it began sales of deferred annuity products under a marketing arrangement with FBL. In recent years, TIM has served as a national marketing organization for American's products.

         FBL has developed several annuity products that can be sold through American's network of approximately 7,300 independent agents. AIMCOR, through its royalty revenues obtained as a designer, developer and distributor of annuities for unaffiliated insurance companies, provides a diversified earnings stream to the Company. TIM, with its 5,400 independent agents, provides a large and qualified marketing force for the Company's products.

         Pursuant to a "Merger Agreement", the Company purchased the outstanding common stock of FBG for consideration that was valued, pursuant to the Merger Agreement, at $5.31 per FBG share (total equity consideration was similarly valued at $49 million). FBG shareholders received for each FBG share $.35 in cash, $4.65 in Company Common Stock (valued pursuant to the Merger Agreement) and 9.3% of a warrant to purchase a share of Company Common Stock for $16.42 per share valued pursuant to the Merger Agreement at $.31. The warrants are exercisable until April 2, 2002. The total shares of Common Stock and warrants issued by the Company in the acquisition were approximately 2,723,000 and 664,000, respectively.

         Management expects to achieve cost savings by substantially consolidating the investment, management information systems, legal and accounting operations of FBG and the Company.

         A full description of the business of the Company, ratios of earnings to fixed charges, historical audited and proforma financial information (including Management Discussion and Analysis of Financial Condition and Results of Operations for both the Company and FBG) regarding FBG and its acquisition by the Company, can be found in the Company Report on Form 8-K dated August 13, 1996.

                          DESCRIPTION OF THE DEBENTURES

         The Debentures were issued under an Indenture, dated as of July 12, 1996 (the "Indenture"), between AmVestors Financial Corporation, as issuer, and Boatmen's Trust Company, as trustee (the "Trustee"). The Company will provide without charge to each person to whom this Prospectus is sent a copy of the Indenture. The descriptions of the Debentures and the Indenture in this Prospectus are summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture. Article and Section references appearing below refer to the Indenture. Any capitalized term used but not defined herein shall have the meaning set forth in the Indenture.


General

         The Debentures are unsecured subordinated obligations of the Company, are limited to an aggregate principal amount of $65,000,000, and will mature on July 12, 2003. The Debentures bear interest at the rate per annum stated in their title from the date of original issue, payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1996, to each Holder in whose name a Debenture (or any predecessor Debenture) is registered at the close of business on the Regular Record Date for such interest payment, which shall be June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (unless, with certain exceptions, such Debentures are converted or redeemed prior to such Interest Payment Date). Interest on the Debentures will be calculated on a compound annual basis based on a 360-day year consisting of twelve 30-day months (Sections 202 and 310). The Debentures will be issued with original issue discount. See "Certain United States Federal Tax Consequences." Principal of and premium, if any, and interest on the Debentures is payable at the office or agency of the Company maintained for that purpose in the City of Chicago, Illinois, the borough of Manhattan, City of New York, New York, the City of St. Louis, Missouri or such other office or agency of the Company as may be maintained for such purpose. Debentures may be surrendered for transfer, exchange, repurchase, redemption or conversion at any such agency or office maintained by the Company. Payment of interest may, at the option of the Company, be made by check mailed to the address of the Holder entitled thereto as it appears in the Debenture Register (Sections 301, 305, 1002 and 1202).

         The Debentures were issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof (Section 302). No service charge will be made for any transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). The Company is not required to transfer or exchange any Debenture (i) during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption and ending at the close of business on the date of such mailing or (ii) selected for redemption.

         All moneys paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium, if any, and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest became due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

         The Indenture does not contain any provisions that would provide protection to Holders against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described under "--Certain Rights to Require Repurchase of Debentures."

         The Indenture contains no covenants restricting the incurrence of Indebtedness by the Company or any Subsidiary. Following the application of the net proceeds of the Private Offering to repay amounts due under the Credit Facility no Senior Indebtedness contained limitations on the incurrence by the Company or its subsidiaries, although agreements in the future may contain limitations on the incurrence of Indebtedness by the Company or its Subsidiaries, such agreements may be amended or modified as may be provided therein, may provide only incidental protection to Holders of Debentures, and are not intended for the benefit of the Holders of the Debentures. In addition, agreements under which Senior Indebtedness is outstanding contain, and agreements under which future Senior Indebtedness may be outstanding may contain, provisions which may require repayment of such Senior Indebtedness prior to repayment of the Debentures upon, among other things, a Repurchase Event.

Certain Definitions

         Set forth below is a summary of certain defined terms contained in the Indenture. Reference is made to the Indenture for the full definition of such terms, as well as any other terms used herein for which no definition is provided.

         "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company or assumed in connection with the acquisition by the Company or a Subsidiary of the Company of assets from such Person, and not incurred in connection with, or in anticipation of, such Person becoming a Subsidiary of the Company or such acquisition.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Closing Price" on any Trading Day with respect to the per share price of Common Stock means the last reported sales price or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or the Nasdaq Small Capitalization Market, as the case may be, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market or the Nasdaq Small Capitalization Market, the closing bid price in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

         "Common Stock" includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Article Twelve, shares issuable on conversion of Debentures shall include only shares of the class designated as Common Stock of the Company at the date of the Indenture or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

         "Consolidated Total Assets" means, as of any date of determination, the consolidated total assets of the Company and its subsidiaries, determined in accordance with United States generally accepted accounting principles consistently applied as in effect from time to time.

         "Corporation" means a corporation, association, company, joint-stock company or business trust.

         "Holder" means a Person in whose name a Debenture is registered in the Debenture Register.

         "Indebtedness" means, with respect to any Person, (i) all liabilities, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes a trade payable in the ordinary course of business that is not overdue by more than 90 days or is being contested in good faith), (c) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Interest Swap Obligations or (d) for the payment of money relating to a Capitalized Lease Obligation; (ii) reimbursement obligations of such Person with respect to letters of credit (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) above) entered into in the ordinary course of business of such Person) to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit; (iii) all liabilities of other Persons of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability; provided, that the amount of liability attributable to such guarantee or other legal liability shall be deemed to be the maximum amount for which such Person could be liable under such guarantee or otherwise; (iv) all obligations evidenced by Liens to which the property (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person is subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; provided, that if the obligations have not been assumed or become the legal liability of such Person, the amount of the liability shall be deemed to be an amount not to exceed the fair market value of the property or properties to which the Liens relate, as determined by such Person in good faith and as set forth in an Officer's Certificate delivered to the Trustee); and (v) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i) through (iv) whether or not between or among the same parties.

         "Interest Payment Date" means June 15 or December 15 of each year, as appropriate, and July 12, 2003 for any remaining Outstanding Debentures.

         "Maturity," when used with respect to any Debenture, means the date on which the principal of such Debenture becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

         "Minimum Net Worth" means $147.5 million plus the net proceeds to the Company from any offering of Common Stock by the Company that is consummated after the date of the Indenture.

         "Net Worth" of a Person as of any date means the amount of equity of the Holders of Capital Stock of such Person which would appear on the balance sheet of such Person as of such date, determined in accordance with United States generally accepted accounting principles consistently applied as in effect on the date of the Indenture without giving effect to SFAS No. 115.

         "Outstanding," when used with respect to Debentures, means, as of the date of determination, all Debentures theretofore authenticated and delivered under the Indenture, except:

                  (i) Debentures theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

                  (ii) Debentures for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Debentures; provided, that if such Debentures are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made; and

                  (iii) Debentures which have been paid pursuant to Section 306 or in exchange for or in lieu of which other Debentures have been authenticated and delivered pursuant to the Indenture, other than any such Debentures in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debentures are held by a bona fide purchaser in whose hands such Debentures are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Debentures have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Debentures owned by the Company or any other obligor upon the Debentures or any Affiliate of the Company such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debentures which the Trustee knows to be so owned shall be so disregarded. Debentures so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Debentures and that the pledgee is not the Company or any other obligor upon the Debentures or any Affiliate of the Company or of such other obligor.

         "Paying Agent" means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Debentures on behalf of the Company.

         "Person" means any individual, Corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Redemption Date," when used with respect to any Debenture to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.

         "Redemption Price," when used with respect to any Debenture to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

         "Regular Record Date" for the interest payable on any Interest Payment Date means the June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

         "Senior Indebtedness of the Company" means (a) the principal of, and premium, if any, and unpaid interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against the Company and whether or not allowed as a claim in bankruptcy or any similar proceeding), and all amounts due on or in connection with the following, whether heretofore or hereafter created, incurred, assumed or guaranteed: (i) all Indebtedness for borrowed money, created, incurred, assumed or guaranteed by the Company (other than Indebtedness evidenced by the Debentures and Indebtedness which by the terms of the instrument creating or evidencing the same is specifically stated to be not superior in right of payment to the Debentures); (ii) bankers' acceptances and reimbursement obligations under letters of credit; (iii) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency rates; (iv) any other Indebtedness evidenced by a note or written instrument; and (v) obligations of the Company under any agreement to lease, or lease of, any real or personal property, which obligations are required to be capitalized on the books of the Company in accordance with United States generally accepted accounting principles then in effect (other than leases which by their terms are specifically stated to be not superior in right of payment to the Debentures), or (vi) guarantees by the Company of obligations of other Persons, which obligations are similar to those described in clauses (i) through (vi) above; and (b) all deferrals, modifications, renewals or extensions of such Indebtedness, and any debentures, notes or other evidence of Indebtedness issued in exchange for such Indebtedness or to refund, replace or refinance the same.

         "Stated Maturity," when used with respect to any Debenture or any installment of interest thereon, means the date specified in such Debenture as the fixed date on which the principal or the installment of interest on such Debenture is due and payable.

         "Subsidiary" means a Corporation more than 50% of the outstanding Voting Capital Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "Voting Capital Stock" means stock which originally has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

         "Whole Subsidiary" or "Whole Subsidiaries" means a Subsidiary or Subsidiaries which are wholly owned directly or indirectly by the Company.


Conversion Rights

         The principal amount of the Debentures (or any portion thereof that is an integral multiple of $1,000) are convertible into Common Stock at the option of the Holders thereof at any time and from time to time prior to and including the Maturity date unless a Debenture or a portion thereof shall have been called for redemption, through redemption at the option of the holder, in which case it is convertible if duly surrendered on or before the close of business on the fifth day preceding the Redemption Date at the Conversion Price of $17.125 (subject to adjustment as described below).

         The Conversion Price is subject to adjustment in certain events as more fully described in the Indenture. No adjustment of the Conversion Price will be required to be made until cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted (Section 1204). Holders have no rights or preferences with respect to the proceeds from any sale of the Company's assets. See "--Consolidation, Merger and Sale of Assets" and "Certain Rights to Require Repurchase on Debentures" for a discussion of the rights of Holders of Debentures in the case of a sale of 50% or more of the Company's assets.

         In addition, the Company is permitted, but not required, to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for U.S. federal income tax purposes as a dividend of stock or stock rights will not be taxable to the Holders of Common Stock (Section 1204). Under certain circumstances, a decrease in the Conversion Price of the Debentures may be considered as resulting in the distribution of a dividend to Holders of the Debentures for United States federal income tax purposes.

         Subject to any applicable right of the Holders of the Debentures to cause the Company to purchase the Debentures upon a Repurchase Event (as described below), in case of any consolidation or merger to which the Company is a party, other than a transaction in which the Company is the continuing Corporation, or in case of any sale or conveyance to another Corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another Corporation or other entity (including, without limitation, any exchange effected in connection with a merger, consolidation or statutory exchange of a third Corporation or other entity), there will be no adjustment of the Conversion Price, but the Holder of each Debenture then Outstanding will have the right to convert such Debenture only into the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Debenture been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance (Section 1211). In the case of a cash merger of the Company with another Corporation or other entity or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Debentures would thereafter be limited to converting the Debentures at the Conversion Price then in effect into the same amount of cash that such Holder would have received had such Holder converted the Debentures into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received on conversion could be more or less than the principal amount of the Debentures.

         Fractional shares of Common Stock will not be issued upon conversion, but in lieu thereof, the Company will pay cash equal to the market value of such fractional share computed with reference to the Closing Price of the Common Stock on the last business day prior to conversion (Section 1203). Debentures surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Debentures whose Maturity is prior to such Interest Payment Date and Debentures called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon to be paid by the Company on such Interest Payment Date; provided, however, that if the Company shall default in payment of such interest, such payment shall be returned to the payor thereof. Except for Debentures surrendered for conversion which must be accompanied by payment as described above, no interest on converted Debentures will be payable by the Company on any Interest Payment Date subsequent to the date of conversion (Section 1202).

         Except as stated in Section 1204, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or for payment of dividends on the Common Stock or any preferred stock of the Company.

         The Company has covenanted under the Indenture to reserve and keep available at all times out of its authorized but unissued Common Stock, for the purpose of effecting conversions of Debentures, the full number of shares of Common Stock deliverable upon the conversion of all Outstanding Debentures.


      Exercise of Conversion Privilege

         In order to exercise the conversion privilege, the Holder of any Debenture to be converted shall surrender such Debenture, duly endorsed or assigned to the Company or in blank, at the office or agency maintained by the Company, accompanied by written notice to the Company at such office or agency that the Holder elects to convert such Debenture or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted. Such notice shall also state the name or names (with address and taxpayer identification number) in which the certificate or certificates for such shares of Common Stock issuable on such conversion shall be issued. Each Debenture surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Debenture, be accompanied by instruments of transfer, in form satisfactory to the Company and to any person authorized by the Company to deliver Common Stock on conversion of Debentures, duly executed by the Holder or his duly authorized representative.

Certain Rights to Require Repurchase of Debentures

         In the event of any Fundamental Change (as described below) affecting the Company which constitutes a Repurchase Event occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 101% of the principal amount thereof, together with Accrued Current Interest to, but not including, the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repurchased on or promptly following the Repurchase Date (Section
1403).

         In the event the Company becomes obligated to repurchase some or all of the Debentures, the Company anticipates that it would seek to finance the Repurchase Price with its available cash and short-term investments, through available bank credit facilities (if any), or through a public or private issuance of debt or equity securities.

         Failure by the Company to repurchase the Debentures when required as described in the second preceding paragraph will result in an Event of Default under the Indenture, whether or not such repurchase is permitted by the subordination provisions of the Indenture (Section 501).

         On or before the fifteenth day after the occurrence of a Repurchase Event, the Company shall mail (or at its option cause the Trustee to mail) to all Holders of record notice of the occurrence of such Repurchase Event, setting forth, among other things, the date by which the repurchase right must be exercised, the Repurchase Price and the procedures which the Holder must follow to exercise this right. No failure of the Company to give such notice shall limit any Holder's right to exercise a repurchase right (Section 1402). Failure to give notice of the Repurchase Event in accordance with the terms of the Indenture will result in an Event of Default. To exercise the repurchase right, the Holder must deliver, on or before the fifteenth day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer (Section 1402).

         Such notice of exercise may be withdrawn by the Holder by delivery of a written notice of withdrawal to the Trustee at any time prior to the close of business on the fifth day prior to the Repurchase Date and thereafter only with the consent of the Company (Section 1402).

         The term "Fundamental Change" means the occurrence of (A) any transaction or event in connection with which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or, upon consummation of or immediately following such transaction or event, will be) listed on a national securities exchange or approved for quotation in the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices, or (B) any sale, conveyance, transfer or other disposition ("Transfer") of 50% or more of the Consolidated Total Assets during any twelve month period; provided, that this subsection (B) shall not apply to any Transfer to a Whole Subsidiary; provided further, that the ceding of assets pursuant to a reinsurance treaty, and the granting of liens, charges or encumbrances shall not constitute a Transfer subject to this subsection (B). For purposes of the definition of a "Fundamental Change", (i) "substantially all of the Common Stock" shall mean at least 85% of the Common Stock outstanding immediately prior to the transaction or event giving rise to a Fundamental Change and (ii) consideration shall be "substantially all common stock" if at least 80% of the fair value (as determined in good faith by the Board of Directors) of the total consideration is attributable to common stock.

         A Repurchase Event shall have occurred if a Fundamental Change shall have occurred unless (i) the Current Market Price of the Common Stock is at least equal to the Conversion Price of the Debentures in effect immediately preceding the time of such Fundamental Change or (ii) the consideration in the transaction or event giving rise to such Fundamental Change to the holders of Common Stock consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market (or any similar system of automated dissemination of quotations of securities prices), or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the daily closing prices of such securities during the 10 consecutive trading days commencing with the sixth trading day following consummation of such transaction or event) is at least

105% of the Conversion Price of the Debentures in effect on the date immediately preceding the closing date of such transaction or event.

         The right to require the Company to repurchase the Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures, whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of the Debentures upon a repurchase may be limited by certain financial covenants contained in the Senior Indebtedness. In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, if applicable, with respect to any such purchase. This right to require repurchase would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may impair Holders of Debentures.

         The effect of these provisions granting the Holders the right to require the Company to repurchase the Debentures upon the occurrence of a Repurchase Event may make it more difficult for any Person or group to acquire control of the Company or to effect a business combination with the Company and may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for the Common Stock. Accordingly, such provisions may limit a shareholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.


Redemption at Option of Holders (the Put Option)

         The Debentures may be redeemed, in whole or in part, in increments of $1,000 on a Redemption Date of September 30, 2001, at the option of Holders thereof, at a Redemption Price of 124.250% of the principal amount to be redeemed plus Accrued Current Interest to September 30, 2001 ("Put Option"). To exercise the Put Option, a Holder must deliver his Debenture, on or before June 30, 2001 ("Put Date"), but not prior to April 30, 2001, at the office of one of the paying and conversion agents designated in the Company Notice described below. Along with the Debenture, a Holder must also deliver a duly completed written notice, substantially in the form provided on the reverse side of the Debenture, of such Holder's election to exercise the Put Option. The Company will give one Notice, in the manner described in "Description of the Debentures
- -- Notices to Holders; Waiver" below, not less than 75 nor more than 100 days prior to the Put Date, advising Holders of Debentures of such date and of the identity and location of the paying and conversion agent(s) ("Company Notice"). Exercise of the Put Option by the Holder of a Debenture will be irrevocable. However, Holders of Debentures who exercise the Put Option will retain the right to convert such Debentures into Common Stock, provided, that notice to such effect, in the form provided on the reverse side of the Debenture, and the Holder's nontransferable receipt received from the paying and conversion agent upon deposit of such Debentures, are delivered on or prior to June 30, 2001 to the paying and conversion agent holding the Debentures to be converted, as provided in the Indenture.


Subordination

         The payment of the principal of, premium, if any, and interest on, the Debentures is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or marshaling of assets, whether voluntary, involuntary or in receivership, bankruptcy, insolvency or similar proceedings, the holders of all Senior Indebtedness will be first entitled to receive payment in full in cash of all amounts due or to become due thereon before any payment is made on account of the principal of and premium, if any, or interest or any other amounts due on the Indebtedness evidenced by the Debentures or on account of any other monetary claims, including such monetary claims as may result from rights of repurchase, redemption or rescission, under or in respect of the Debentures, before any payment is made to acquire any of the Debentures for cash, property or securities and before any distribution is made with respect to the Debentures of any cash, property or securities. No payments on account of principal of, or premium, if any, or interest on the Debentures shall be made, no Debentures shall be redeemed or repurchased and no other payment or distribution of any assets of the Company of any kind, whether in cash, properties or securities may be made by the Company on account of the Debentures, if at the time thereof: (i) there is a default in the payment of all or any portion of the obligations under the Senior Indebtedness; or (ii) there shall exist a default in any covenant with respect to the Senior Indebtedness (other than as specified in clause (i) of this sentence), and, in such event, such default shall not have been cured or waived or shall not have ceased to exist, the Trustee and the Company shall have received written notice from any holder of such Indebtedness stating that no payment shall be made with respect to the Debentures and such default would permit the maturity of such Senior Indebtedness to be accelerated, provided, that no such default will prevent any payment on, or in respect of, the Debentures for more than 120 days unless the maturity of such Senior Indebtedness has been accelerated (Section 1303).

         The Holders will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Debentures (Section 1302).

         By reason of such subordination, in the event of insolvency, creditors of the Company, who are not holders of Senior Indebtedness or of the Debentures, may recover less, ratably, than holders of Senior Indebtedness but may recover more, ratably, than the Holders.

         The Debentures are obligations exclusively of the Company. Substantially all of the operations of the Company are currently conducted through its Subsidiaries. The Subsidiaries are separate distinct entities that have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures. In addition, the payment of dividends, interest and repayment of certain loans and advances to the Company by the Subsidiaries may be subject to certain statutory or contractual restrictions and are contingent upon the earnings of such Subsidiaries.

         The Debentures are effectively subordinated to all Indebtedness and other liabilities and commitments (including lease obligations) of the Subsidiaries. In addition, the right of the Company and, therefore, the right of creditors of the Company (including Holders of Debentures) to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Subsidiary or otherwise is effectively subordinated to the claims of the Subsidiaries' creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any secured claim on the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company.

         The Debentures are unsecured obligations of the Company and subordinated in right of payment to all existing and future Senior Indebtedness of the Company, which totaled $40.3 million at June 30, 1996. The Debentures are also effectively subordinated in right of payment to all existing and future liabilities of the Company's subsidiaries, which were $3.0 billion at June 30, 1996. Giving effect to the use of proceeds of the Private Offering, Senior Indebtedness of the Company was $5.2 million at June 30, 1996. The Company expects that it and its Subsidiaries will from time to time incur additional Indebtedness, including Senior Indebtedness. The Indenture does not prohibit or limit the incurrence, assumption or guarantee by the Company or its Subsidiaries of additional Indebtedness, including Senior Indebtedness.


Events of Default

         Events of Default under the Indenture are: (i) failure to pay principal of, or premium, if any, on any Debenture when due, whether at Maturity, upon redemption or acceleration, or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) failure to pay any interest on any Debenture when due or within 30 days thereafter, whether or not such payment is prohibited by the subordination provisions of the Indenture;
(iii) failure to pay any Repurchase Price or any amounts due or payable pursuant to the Put Option when due or within 10 days thereafter on any Debenture, whether or not such payments are prohibited by the subordination provisions of the Indenture; (iv) failure to perform any other covenant of the Company in the Indenture, which default continues for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures; (v) default on any Indebtedness of the Company or the Subsidiaries in excess of $1,000,000 for borrowed money or on any Senior Indebtedness resulting in such Indebtedness being declared due and payable after the expiration of any applicable grace period or becoming due and payable and the holders thereof taking any action to collect such Indebtedness; and (vi) certain events in bankruptcy, insolvency or reorganization of the Company or significant Subsidiaries (Section 501). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 512).

         If an Event of Default (other than those relating to certain events of bankruptcy, insolvency and reorganization) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures may by written notice to the Company and, if applicable, to the Trustee, accelerate the Maturity of all Debentures; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture (Section 502). If an Event of Default occurs by reason of certain events in bankruptcy, insolvency and reorganization, all principal and accrued and unpaid interest due under the Debentures then Outstanding shall automatically become immediately due and payable.

         No Holder of any Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debentures a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days after such notice (Section 507). Such limitations do not, however, apply to a suit instituted by a Holder of a Debenture for the enforcement or payment of the principal of, or premium, if any, or interest on such Debenture on or after the respective due dates expressed in such Debenture or of the right to convert such Debenture in accordance with the Indenture (Section 508).

         The Indenture provides that the Trustee shall, within 90 days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of a default (not including any grace period allowed), mail to the Holders of the Debentures, as their names and addresses appear on the Debenture Register, notice of all uncured defaults known to it; provided, however, that except in the case of default in the payment of principal of, or premium, if any, or interest on any of the Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debentures (Section 602).

         The Company is required to furnish to the Trustee annually a certificate with respect to its compliance with the terms, provisions and conditions of the Indenture and as to any default with respect thereto (Section
1004).


Redemption at Option of the Company (the Company Call)

         The Debentures are not redeemable prior to July 1, 1999, except pursuant to the European Call. See "-- Redemption at the Option of the Company (European Call)." The Debentures are redeemable, at the option of the Company, in whole, but not in part, on any date on or after July 1, 1999 and prior to Maturity at a Redemption Price (as expressed as a percentage of principal amount) set forth below with respect to the indicated Redemption Date.

        If redeemed during the twelve month period beginning July 1:

                       1999                 103.00%
                       2000                 102.25
                       2001                 101.50
                       2002                 100.75
                       on July 12, 2003     100.00

         In addition, at the time of such redemption a Holder will receive Accrued Current Interest and Accrued Deferred Interest to, but not including, the date of such redemption. Any Holder who converts Debentures following notice of redemption will receive Accrued Current Interest and Accrued Deferred Interest to, but not including, the date of conversion. Accrued Current Interest means interest on the principal amount of a Debenture calculated at the rate of 3% from the most recent interest payment date. Accrued Deferred Interest means interest on the principal amount of a Debenture calculated at the rate of 4.25% from the date of issuance of such Debenture. Accrued Current Interest and Accrued Deferred Interest shall be calculated on a compound annual basis based on a 360-day year consisting of twelve 30-day months.

Redemption at the Option of the Company (European Call)

         The Debentures may be redeemed at the option of the Company, in whole, but not in part, at their principal amount plus Accrued Current Interest to, but not including, the date fixed for redemption at any time after August 15, 1996, if for 20 consecutive trading days immediately preceding the fifth day prior to notice of redemption, the average closing sale price of the Common Stock has equaled or exceeded 135% of the Conversion Price.


Certain Covenants

         The Indenture contains, among others, the following covenants:

         Limitations on Dividends and Redemptions. The Indenture provides that the Company will not (i) declare or pay any dividend or make any other distribution on any Junior Securities (as described below), except dividends or distributions payable in Junior Securities, or (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities (other than Junior Securities owned by the Company), except Junior Securities acquired upon conversion thereof into other Junior Securities, or (iii) permit a Subsidiary to purchase, redeem or otherwise acquire or retire for value any Junior Securities, if, upon giving effect to such dividend, distribution, purchase, redemption, retirement or other acquisition, a default in the payment of any principal of, or premium, if any, or interest on any Debenture shall have occurred and be continuing.

         The term "Junior Securities" means (i) shares of Common Stock, (ii) shares of any other class or classes of capital stock of the Company (iii) any other non-debt securities of the Company (whether or not such other securities are convertible into Junior Securities) and (iv) debt securities of the Company (other than Senior Indebtedness and the Debentures) that are subordinated to the Debentures pursuant to an express provision in either the instrument creating or evidencing such debt securities or pursuant to which such debt securities are outstanding.

         Limitations on Restricting Subsidiary Dividends. The Indenture provides that the Company shall not, and shall not permit, any Subsidiary of the Company to, create or otherwise cause or suffer to become effective any consensual encumbrance or restriction of any kind, on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distribution on its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Subsidiary of the Company or (c) make loans, advances or capital contributions to the Company or any other Subsidiary of the Company except (i) as set forth in the instrument evidencing or the agreement governing Acquired Indebtedness of any acquired entity which becomes a Subsidiary of the Company, provided, that any restriction or encumbrance under such instrument or agreement existed at the time of acquisition, was not put in place in anticipation of such acquisition, and is not applicable to any Person, other than the Person or property or assets of the Person so acquired; (ii) by agreements and transactions permitted under Section 1005; (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Subsidiary of the Company; (iv) any encumbrance or restriction arising under applicable law; (v) any encumbrance or restriction arising under any Indebtedness or other agreements existing on the date of original issuance of the Debentures; (vi) any restrictions, with respect to a Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Subsidiary; (vii) any encumbrance or restriction arising under the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired; (viii) any encumbrance or restriction arising under customary non-assignment provisions in installment purchase contracts; (ix) any encumbrance or restriction on the ability of any Subsidiary to transfer any of its property acquired after the date hereof to the Company or any Subsidiary that is required by a lender to, or purchase of any Indebtedness of, such Subsidiary in connection with a financing of the acquisition of such property (including with respect to the purchase of Asset Portfolios and pursuant to the underwriting or origination of mortgage loans) by such Subsidiary; (x) or with respect to a special purpose subsidiary which is engaged in the securitization of assets; and (xi) any encumbrance or restriction pursuant to any agreement that extends, refinances, renews or replaces any agreement described in the foregoing clauses (i) through (x). The foregoing provision is not intended to prohibit or restrict the ability of the insurance subsidiaries to establish or make changes in the reserves on the Company's annuity and life insurance policies.

         Maintenance of Net Worth. The Indenture provides that if, at the end of each of any two consecutive fiscal quarters (the last day of such second fiscal quarter being referred to as the "Acceleration Date"), the Company's Net Worth is less than the Minimum Net Worth, then the Company shall make an irrevocable, unconditional offer to all Holders (an "Offer") to acquire, on or before the last day of the next following fiscal quarter or, if the Acceleration Date is the last day of the Company's fiscal year, the forty-fifth day after the last day of the next following fiscal quarter (the "Accelerated Payment Date"), the aggregate principal amount of all Outstanding Debentures, plus Accrued Current Interest and Accrued Deferred Interest, if any, to and including such Accelerated Payment Date, which amounts or portion thereof upon acceptance of such Offer by tender shall thereupon become due and payable (the "Accelerated Payment").

         For each fiscal quarter of the Company that its Net Worth is less than or equal to the Minimum Net Worth, the Company shall deliver to the Trustee an Officers' Certificate if such quarter is one of the first three quarters of any fiscal year of the Company, within 45 days of the end of such quarter and, if such quarter is the fourth quarter of any fiscal year of the Company, within 90 days of the end of such fiscal year, stating that the Minimum Net Worth has not been achieved.

         The Trustee shall notify the Holders that it has received such an Officer's Certificate from the Company within 10 days after it receives such notice.

         Notice of an Offer shall be sent, by first-class mail, by the Company to each Holder at its registered address, with a copy to the Trustee, not less than 30 days nor more than 60 days before the Accelerated Payment Date. The notice to the Holders shall contain all information, instructions and materials required by applicable law or otherwise material to the decision of Holders generally to tender Debentures pursuant to the Offer. The Offer shall remain open from the time of mailing until five Business Days before the Accelerated Payment Date. The notice shall be accompanied by a copy of the information regarding the Company required to be contained in a quarterly Report on Form 10-Q (x) for the Company's first fiscal quarter if the Acceleration Date is the end of the Company's second fiscal quarter, (y) for the Company's second fiscal quarter if the Acceleration Date is the end of the Company's third fiscal quarter or (z) for the Company's third fiscal quarter if the Acceleration Date is the end of the Company's last fiscal quarter. If the Acceleration Date is the end of the Company's first fiscal quarter, a copy of the information required to be contained in an Annual Report to Shareholders pursuant to Rule 14a-3 under the Exchange Act of the fiscal year ending immediately prior to such Acceleration Date and in a quarterly Report on Form 10-Q for such first fiscal quarter shall accompany the notice. If the Company is not subject to the filing requirements of Section 13 or 15(d) of the Exchange Act at the Acceleration Date, then the notice accompanying the Offer shall contain the correlative information required to be furnished to the Holders pursuant to such provision. The notice, which shall govern the terms of the Offer, shall state:

                  (1) that the Offer is being made pursuant to such notice and
         Section 1010 of the Indenture;

                  (2) the amount of the Accelerated Payment, the purchase price (including the amount of Accrued Current Interest and Accrued Deferred Interest, if any) and the Accelerated Payment Date;

                  (3) that the Company has elected to credit against the Accelerated Payment and has delivered to the Trustee for cancellation the Debentures that are to be made the basis for such credit;

                  (4) that any Debenture or portion thereof not tendered or accepted for payment will continue to accrue interest if interest is then accruing;

                  (5) any Debenture, or portion thereof, accepted for payment pursuant to the Offer shall cease to accrue all interest after the Accelerated Payment Date;

                  (6) that Holders electing to have a Debenture, or portion thereof, purchased pursuant to an Offer will be required to surrender the Debenture to the Paying Agent at the address specified in the notice prior to the close of business at least five Business Days prior to the Accelerated Payment Date;

                  (7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than five Business Days prior to the Accelerated Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Debentures the Holder delivered for purchase and a statement containing a facsimile signature that such Holder is withdrawing his election to have such principal amount of Debentures purchased;

                  (8) that Holders whose Debentures were purchased only in part will be issued new Debentures equal in principal amount to the unpurchased portion of the Debentures surrendered.

         Any such Offer shall comply with all applicable provisions of federal and state laws regulating tender offers, if applicable, and any provisions of the Indenture that conflict with such laws shall be deemed to be superseded by the provisions of such laws.

         On or before the close of business St. Louis time on an Accelerated Payment Date, the Company shall (i) accept for payment Debentures or portions thereof properly tendered pursuant to the Offer, (ii) deposit with the Paying Agent U.S. legal tender sufficient to pay the purchase price of all Debentures or portions thereof so accepted or to be credited against the Accelerated Payment and (iii) deliver to the Trustee Debentures so accepted together with an Officers' Certificate stating the Debentures or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Debentures so accepted payment in an amount equal to the Accelerated Payment for such Debentures, and the Company shall execute and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Debenture equal in principal amount to any unpurchased portion of the Debenture surrendered. The Company will publicly announce the results of the Offer on or as soon as practicable after the Accelerated Payment Date.


Consolidation, Merger and Sale of Assets

         The Company may, without the consent of the Holders of any of the Debentures, consolidate with or merge into any other Person or convey, transfer, sell or lease its assets substantially as an entirety to any Person, provided that: (i) either (a) the Company is the continuing Corporation or (b) the Corporation or other entity formed by such consolidation or into which the Company is merged or the Person to which such assets are conveyed, transferred, sold or leased is organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all obligations of the Company under the Debentures and the Indenture; (ii) immediately after and giving effect to such merger, consolidation, conveyance, transfer, sale or lease no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, under the Indenture shall have occurred and be continuing; (iii) upon consummation of such consolidation, merger, conveyance, transfer, sale or lease, the Debentures and the Indenture will be a valid and enforceable obligation of the Company or such successor Person, Corporation or other entity and (iv) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, sale or lease complies with the provisions of the Indenture (Sections 801 and 802).


Modification and Waiver

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debentures; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debenture affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture,
(ii) reduce the principal amount of, or the premium on, if any, any Debenture or reduce the rate or extend the time of payment of interest thereon, (iii) change the place or currency of payment of principal of, or Repurchase Price or premium, if any, or interest on, any Debenture, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture, (v) adversely affect the right to convert Debentures, (vi) reduce the percentage of the aggregate principal amount of Outstanding Debentures, the consent of the Holders of which is necessary to modify or amend the Indenture, or (vii) reduce the percentage of the aggregate principal amount of Outstanding Debentures, the consent of the Holders of which is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (viii) modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the Holders of the Debentures or (ix) modify the provisions of the Indenture with respect to the right to require the Company to repurchase Debentures in a manner adverse to the Holders of the Debentures (Section 902).

         The Holders of a majority in aggregate principal amount of the Outstanding Debentures may, on behalf of all Holders of Debentures, waive any past default under the Indenture or Event of Default, except a default in the payment of principal, premium, if any, or interest on any of the Debentures or in respect of a provision which under the Indenture cannot be modified without the consent of the Holder of each Outstanding Debenture (Section 902).


Discharge

         The Indenture provides that the Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (i) all Outstanding Debentures will become due and payable at their scheduled Maturity within one year or (ii) all Outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled Maturity or scheduled redemption (Section 401).


Information Concerning the Trustee

         The Holders of a majority in aggregate principal amount of the then Outstanding Debentures issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care a prudent man would use in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of the Debentures issued thereunder, unless they shall have offered to the Trustee security or indemnity satisfactory to it.


Notices to Holders; Waiver

         Where the Offering Memorandum provides for notice of any event to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each such Holder affected by such event, at the address as it appears in the Debenture Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to such Holders is given by mail, neither the failure to mail such notice, nor any defect in and notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given or provided. Where the Offering Memorandum provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Company shall constitute a sufficient notification for every purpose hereunder.

                                   REGULATION

         The Company and American are subject to the insurance laws and regulations of Kansas, the domiciliary state of American; and the laws and regulations of the other states in which American is licensed to do business. The Company and FBL are also subject to the laws and regulations of Florida, the domiciliary state of FBL, and the laws and regulations of the other states in which FBL is licensed to do business. At present, American is licensed to conduct business in 47 states and the District of Columbia and FBL is licensed to conduct business in 39 states, the District of Columbia and the Virgin Islands. The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various state insurance departments, vary by jurisdiction, but generally grant broad powers to supervisory agencies or state regulators to examine and supervise insurance companies and insurance holding companies with respect to every significant aspect of the insurance business. These laws and regulations generally require insurance companies to meet certain solvency standards, to maintain minimum standards of business conduct and to file certain reports with regulatory authorities, including information concerning their capital structure, ownership and financial condition.

         American and FBL are each required to file annual statutory financial statements and are subject to periodic examination by the insurance departments of each of the jurisdictions in which they are licensed, authorized and accredited. The Kansas Insurance Department completed its most recent examination of American for the years ended December 31, 1990 through December 31, 1993. The results of this examination contained no material adverse findings. The Florida Insurance Department completed its most recent examination of FBL for the years ended December 31, 1989 through December 31, 1992. The results of this examination contained no material adverse findings.

         NAIC adopted an accreditation program in 1992 which requires the Insurance Department of the various states to become accredited by the end of 1994 or cede certain control over their domestic companies. The program requires certain model laws, model regulations and practices to be in effect. The Kansas Insurance Department and the Florida Insurance Department are accredited under the NAIC program.

         Insurance Holding Company Regulations; Restrictions on Dividends and Distributions. The Company and American are subject to regulation under the insurance and insurance holding company statutes of Kansas. The Company and FBL are also subject to regulations under the insurance and insurance holding company statutes of Florida. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require insurance and reinsurance subsidiaries of insurance holding companies to register with the applicable state regulatory authorities and to file with those authorities certain reports describing, among other information, their capital structure, ownership, financial condition, certain intercompany transactions and general business operations. The insurance holding company statutes also require prior regulatory agency approval or, in certain circumstances, prior notice of certain material intercompany transfers of assets as well as certain transactions between insurance companies, their parent companies and affiliates.

         The Company is an insurance holding company and substantially all income reflected in its Consolidated Statement of Operations is derived from the operations of its insurance subsidiaries. The Company's assets consist primarily of the stock of American, FBL and its other subsidiaries. Dividends, fees, rents and commissions received from American and FBL, together with the Company's retained funds and earnings thereon, and dividends from the insurance subsidiaries will be the source of funds for the operations of the Company. Insurance laws and regulations of Kansas and Florida, the respective states of incorporation of American and FBL, restrict the flow of funds, including dividends, from American and FBL to the Company. In addition, the payment of dividends, fees, rents and commissions by the insurance subsidiaries reduces their surplus and therefore may affect the amount of annuities they can issue.

         Pursuant to the Kansas Insurance Holding Company Act, American may not, without prior approval of the Kansas Insurance Department, pay dividends if the amount of such dividends added to all other dividends or other distributions made by American within the preceding twelve months exceeds the greater of (i) its statutory net gain from operations for the prior calendar year or (ii) 10% of statutory surplus at the end of the preceding calendar year. During the year ended December 31, 1995, American had a statutory net gain from operations of $5.7 million. As of December 31, 1995, 10% of American's statutory surplus was $9.8 million. In addition, another provision of Kansas insurance law limits dividends that American may pay to the Company to earned surplus calculated on a statutory basis, which totalled $15.8 million as of June 30, 1996.

         Under Florida insurance law and regulations, the aggregate dividends that FBL may pay without prior regulatory approval is limited to the greater of the sum of statutory net operating profits and net realized capital gains for the preceding calendar year (provided there is available surplus from net operating profits and net realized capital gains) or 10% of its available and accumulated statutory surplus derived from net operating profits and net realized capital gains. After payment of a dividend, FBL must have 115% of required statutory surplus.

         On December 31, 1995, FBL had accumulated statutory surplus derived from net operating profits and net realized capital gains of $23.7 million. The sum of statutory net profits and net realized capital gains for 1995 were $3.4 million. As of June 30, 1996, available surplus from net operating profits and net realized capital gains was $3.4 million.

         Under the Kansas and Florida insurance laws, unless (i) certain filings are made with the applicable state insurance departments, (ii) certain requirements are met, including a public hearing, and (iii) approval or exemption is granted by the insurance commissioner, no person may acquire any voting security or security convertible into a voting security of an insurance holding company, which controls a Kansas or Florida insurance company, as the case may be, or merge with such a holding company, if as a result of such transaction such person would "control" the insurance holding company. "Control" is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person, under Kansas law, and 5% or more of the voting securities of another person under Florida law.

         NAIC Regulatory Changes. The NAIC and insurance regulators are involved in a process of re-examining existing laws and regulations and their application to insurance companies. In particular, this re-examination has focused on insurance company investment and solvency issues and, in some instances, has resulted in new interpretations of existing law, the development of new laws and the implementation of non-statutory guidelines. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus debentures, accounting for reinsurance transactions and the adoption of risk-based capital rules. It is not possible to predict the future impact of changing state and federal regulation on the operations of the Company.

         Regulations prescribed by the NAIC for periods ended prior to January 1, 1992 require the establishment of an MSVR account designed to stabilize a company's statutory capital and surplus against fluctuations in the market value of stocks and bonds. In December 1991, the NAIC adopted changes to its rules for establishing and maintaining reserve accounts for assets of insurance companies in statutory financial statements. These changes became effective as of January 1, 1992 for annual statements filed for the year ended December 31, 1992 and thereafter. Under the new rules, the MSVR account was replaced by an AVR account which consists of two main components: a "default component," which provides for potential credit-related losses on debt securities and an "equity component," which provides for potential losses on all types of equity investments, including real estate. The new rules also required the establishment of a new reserve called the IMR, which is credited with the portion of realized investment gains and charged with losses net of tax from the sale of fixed maturities attributable to changes in interest rates. Gains or losses credited or charged to the IMR are required to be amortized into earnings over the remaining period to maturity of the fixed maturities sold.

         The NAIC has been considering the adoption of a model investment law for several years. The current projection for adoption of a model investment law is 1996, at the earliest. It is not yet determined whether the model investment law would be added to the NAIC accreditation standards so that consideration of the model for adoption in states would be required for the achievement or continuation of any state's accreditation. It is not possible to predict the impact of these activities on the Company's insurance subsidiaries.

         Risk-Based Capital Requirements. The NAIC has adopted risk-based capital ("RBC") requirements that require insurance companies to calculate and report information under a risk-based formula that attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. Under the formula, a company first determines its Authorized Control Level risk-based capital ("ACL") by taking into account (i) the risk with respect to the insurer's assets; (ii) the risk of adverse insurance experience with respect to the insurer's liabilities and obligations;
(iii) the interest rate risk with respect to the insurer's business; and (iv) all other business risks and such other relevant risks as are set forth in the RBC instructions. A company's "Total Adjusted Capital" is the sum of statutory capital and surplus and such other items as the RBC instructions may provide. The formula is designed to allow state insurance regulators to identify potential weakly capitalized companies.

         The requirements provide for four different levels of regulatory attention. The "Company Action Level" is triggered if a company's total Adjusted Capital is less than 2.0 times its ACL but greater than or equal to 1.5 times its ACL. At the Company Action Level, the Company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve the capital position. The "Regulatory Action Level" is triggered if a company's Total Adjusted Capital is less than 1.5 times but greater than or equal to 1.0 times its ACL. At the Regulatory Action Level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's Total Adjusted Capital is less than 1.0 times but greater than or equal to 0.7 times its ACL, and the regulatory authority may take action it deems necessary, including placing the company under regulatory control. The "Mandatory Control Level" is triggered if a company's Total Adjusted Capital is less than 0.7 times its ACL, and the regulatory authority is mandated to place the company under its control.

         As of June 30, 1996 American's and FBL's Total Adjusted Capital exceeded their respective ACL by more than 2.0 times.

         Assessments Against Insurers. Under the guaranty fund laws of all states in which American or FBL, as the case may be, operate, insurers can be assessed for losses incurred by policyholders of insolvent insurance companies. At present, most guaranty fund laws provide for assessments based upon the amount of primary insurance underwritten in a given jurisdiction.

         Federal Regulation. Although the federal government generally does not directly regulate the insurance industry, federal initiatives often have an impact on the business. It is not possible to predict the outcome of any such initiatives or the potential effects thereof on the Company.

         Congressional initiatives directed at repeal of the McCarran-Ferguson Act (which exempts the "business of insurance" from most federal laws, including the antitrust laws, to the extent it is subject to state regulation) and judicial decisions narrowing the definition of "business of insurance" for McCarran-Ferguson Act purposes may limit the ability of insurance and reinsurance companies in general to share information with respect to rate-setting, underwriting and claims management practices. For example, on June 28, 1993, the U.S. Supreme Court held in Hartford Fire Insurance Co. v. California that a course of conduct by defendant commercial liability insurers and reinsurers to change the terms of standard domestic general liability insurance policies through an alleged refusal to engage in other unrelated transactions with third parties (a boycott) is not immunized from federal antitrust laws by the McCarran-Ferguson Act. Current and proposed federal measures which may also significantly affect the insurance industry include minimum solvency requirements and removal of barriers preventing banks from engaging in the insurance business.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Preferred Stock, par value $1 per share. There are no shares of Preferred Stock outstanding.


Company Common Stock

         All of the outstanding shares of Common Stock are fully paid and non-assessable. The holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Company Board. As of July 31, 1996, there were outstanding 13,048,679 shares of Common Stock, options to purchase 1,589,423 shares of Common Stock and warrants to purchase 663,708 shares Common Stock.

         Each holder of Common Stock is entitled to cumulative voting in the election of directors, to one vote per share on all other matters submitted to a vote of stockholders and to share ratably in all assets available for distribution to holders of Common Stock upon liquidation or dissolution and after satisfaction of any liquidation preference attributable to any outstanding preferred stock. No holder of Common Stock has any preemptive right to subscribe for any security of the Company. There are no conversion rights or redemption or sinking fund provisions applicable to the Common Stock.


The Company Warrants

         The Company Class A Common Stock Warrants (the "Warrants") are issued in registered form under, governed by, and pursuant to the terms of a warrant agreement between the Company and Boatmen's Trust Company, as Warrant Agent (the "Warrant Agreement").

         Each Company Warrant entitles the holder thereof to purchase one share of Common Stock for $16.42. However, the Company Warrants are exercisable only for whole shares; no fractional shares will be issued. The right to exercise Company Warrants terminates April 2, 2002. The purchase price can be paid only in lawful money of the United States.

         The Warrant Agreement contains provisions that protect the Company Warrant holders against dilution by adjustment of the exercise price and/or the number of shares of the Company Common Stock exercisable pursuant to the Company Warrant in certain events including, but not limited to, stock dividends, stock splits, reclassifications, mergers or issuance of rights or options to subscribe to Company Common Stock at a lower price than pursuant to the Company Warrants.

         A Company Warrant holder possesses no rights as a stockholder of the Company in connection with the Company Warrant. However, a Company Warrant holder is entitled to receive merger or other consolidation consideration and extraordinary dividends as if the Company Warrant holder had exercised the Company Warrant prior to the transaction causing such a distribution. Furthermore, upon the occurrence of an event triggering an anti-dilution adjustment, or in certain events including, but not limited to, a merger, sale of substantially all the assets, consolidation, extraordinary dividend declaration and other special distributions, liquidation, and dissolution, the Company will provide each holder of a Company Warrant with notice of such an event.

         At any time when the Company Warrants are exercisable and as a condition to redemption of the Company Warrants, the Company is required to have a current registration statement on file with the Commission and to register or qualify under the laws and regulations of the states in which the holders of the Company Warrants reside in order to comply with the applicable laws in connection with the exercise of the Company Warrants.


Anti-Takeover Provisions

         Classification of the Company Board. Article Seven of the Company's Articles provides that the Company Board shall be divided into three classes, effective as of the Annual Meeting of Stockholders in 1987. Each class shall have a term of three years. Class I consists of four directors, each to hold office for one year until the 1997 Annual Meeting of Stockholders; Class II consists of four directors, each to hold office for two years until the 1998 Annual Meeting of Stockholders; and Class III consists of four directors, each to hold office for three years until the 1999 Annual Meeting of Stockholders.

         The staggered Board makes it more difficult for stockholders, including those holding a majority of the Company Common Stock, to force an immediate change in the composition of a majority of the Company Board. Since the terms of only approximately one-third of the incumbent directors would expire each year, assuming no resignations by or removal of directors, the time required to change a majority of the Company Board is two years. Assuming no resignations by or removal of directors, a two-thirds stockholder vote is required under the Company Articles to amend Article Seven in order for stockholders to change a majority of the directors at any annual meeting should they consider such a change desirable.

         Two-Thirds Majority Vote for Certain Corporate Actions. Under Article Eight of the Company Articles, any merger or certain other business combinations to be effected between the Company and an entity or affiliate of such entity that owns 5% or more of the Company's outstanding stock ("acquiring entity") must be approved by the holders of not less than two-thirds of the outstanding shares of the Company's capital stock entitled to vote in the election of directors or must be approved by a majority of the Company's directors who are not affiliated with the acquiring entity or must be in compliance with certain fair price provisions. This provision of the Articles of Incorporation cannot be amended except by a vote of two-thirds of the Company's outstanding stock entitled to vote in the election of directors.

         The primary purpose of this provision is to discourage other corporations or groups from attempting to acquire control of the Company through the acquisition of a substantial number of shares of the Company capital stock followed by a forced merger or sale of assets without negotiation with management. This provision also may serve to reduce the danger of possible conflicts of interest between a substantial stockholder on the one hand and the Company and its other stockholders on the other. It should be noted that the foregoing provisions could enable a minority of the Company's stockholders to prevent a transaction favored by the majority of the stockholders.

         Effect of Issuance of Preferred Stock. The shares of authorized but unissued preferred stock are issuable in series with such rights, preferences, privileges and restrictions as the Company Board may determine without any further stockholder approval, including voting rights, redemption provisions, dividend rates, liquidation preferences and conversion rights. The issuance of such shares may adversely affect the voting power of the holders of the Company Common Stock. Certain terms and conditions of the Company Preferred Stock could have the effect of discouraging a takeover attempt of the Company.

         Amendment of Charter. Amendments to the Company's Articles require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company stock.


Limitation on Liability of Directors and Indemnification of Officers

         Section 1(d) of Article Seven of the Company's Articles provides that any director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under the Kansas statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers directors protection against awards of monetary damages for negligence in the performance of their duties. It does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of the duty of care or gross negligence. In addition, the Company has agreed to indemnify the officers of the Company against any losses and expenses arising out of any proceeding to which the officer becomes a party, or is threatened to be made a party by reason of the officer's affiliation with the Company. No indemnification is provided: (i) to the extent coverage is provided by D&O insurance; (ii) on account of any claim against the officer in connection with the purchase or sale of the Company's securities pursuant to Section 16 of the Exchange Act or similar provisions of state or federal law; (iii) if the officer's conduct is adjudged to have been fraudulent, dishonest or have involved intentional misconduct; or (iv) if a court determines that indemnification would violate public policy.


Transfer Agent

         The transfer agent and registrar for the Company Common Stock and Company Warrants is Boatmen's Trust Company, Corporate Trust Division, 510 Locust Street, Post Office Box 14737, St. Louis, MO 63178-4737.

                             SELLING SECURITYHOLDERS

         The following table sets forth certain information as of July 12, 1996 (except as otherwise indicated) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                   ---------------------
                                                    PRINCIPAL AMOUNT OF   PRINCIPAL        SHARES OF COMMON       SHARES OF COMMON
                                                         DEBENTURES       AMOUNT OF       STOCK BENEFICIALLY      STOCK UNDERLYING
                                                    BENEFICIALLY OWNED    DEBENTURES         OWNED PRIOR TO       DEBENTURES SOLD
                                                     PRIOR TO OFFERING    BEING SOLD           OFFERING<F1>
                                                   ---------------------                ---------------------  ---------------------
NAME                                                  AMOUNT     PERCENT                   NUMBER     PERCENT     NUMBER     PERCENT
                                                   ------------  -------  ------------  ------------  -------  ------------  -------

Zuger Kantonalbank, Zug ........................       500,000        *       500,000        29,197        *        29,197        *
Lewco Securities (As custodian for..............       600,000        *       600,000        35,036        *        35,036        *
   Bank Paribas)
Chemical Bank (as nominee for...................     4,200,000     6.46     4,200,000       245,255     1.91       245,255     1.91
   Bayerische Landesbank)
Cantrade Privatbank AG .........................     4,000,000     6.15     4,000,000       233,577     1.82       233,577     1.82
Generale Bank (as nominee ......................     1,000,000     1.54     1,000,000        58,394        *        58,394        *
  for Cels Guigon Securities)
Egger & Co. (as nominee for Courcoux Bouvet)....     1,000,000     1.54     1,000,000        58,394        *        58,394        *
Bank of New York (as nominee for ...............     1,500,000     2.31     1,500,000        87,591        *        87,591        *
  Credit Agricole)
Bank of New York, NY (as nominee for............     2,000,000     3.08     2,000,000       116,788        *       116,788        *
 Credit Communal)
Rush & Co. (as nominee for......................     1,500,000     2.31     1,500,000        87,591        *        87,591        *
  Credit Suisse - Carlo Koch)
Rush & Co. (as nominee for......................     1,000,000     1.54     1,000,000        58,394        *        58,394        *
  Credit Suisse - Roger Inglin)
Rush & Co. (as nominee for......................     1,000,000     1.54     1,000,000        58,394        *        58,394        *
  Credit Suisse - Camco AG)
Rush & Co. (as nominee for .....................       500,000        *       500,000        29,197        *        29,197        *
  Credit Suisse - Tarimco AG)
Rush & Co. (as nominee for                           1,000,000     1.54     1,000,000        58,394        *        58,394        *
  Credit Suisse - Schlagenhauf)
Darier Hentsch & Cie, Geneva....................     2,000,000     3.08     2,000,000       116,788        *       116,788        *
De Maertelaere Lafferty and Cie SA,ZUG..........       400,000        *       400,000        23,358        *        23,358        *
Banque OBC - Odier Bungener Courvoisier.........       200,000        *       200,000        11,679        *        11,679        *
Ferri SA (as nominee for E.B.P.F.)..............       300,000        *       300,000        17,518        *        17,518        *
Falck & Cie, Banquiers .........................     1,500,000     2.31     1,500,000        87,591        *        87,591        *
France Finance IV ..............................     1,000,000     1.54     1,000,000        58,394        *        58,394        *
Egger & Co. Acct: Paribas, Paris P597182........       700,000     1.08       700,000        40,876        *        40,876        *
Bank Leu, Zurich (as nominee for................       250,000        *       250,000        14,599        *        14,599        *
  HM Portfolio Management AG)
Handelsbanken Life .............................     2,000,000     3.08     2,000,000       116,788        *       116,788        *
WASA Livforsakring Omsesidigt...................     2,000,000     3.08     2,000,000       116,788        *       116,788        *
Banque de Luxembourg S.A .......................       300,000        *       300,000        17,518        *        17,518        *
Boyd & Co. (as custodian for....................       500,000        *       500,000        29,197        *        29,197        *
  IBJ Schroder Bank & Trust)
Jeffries International (Nominees) Ltd...........     8,400,000    12.92     8,400,000       490,511     3.81       490,511     3.81
Morgan Stanley Acct 5D-08017<F2>................        30,000        *        30,000         1,752        *         1,752        *
Swiss American Securities, Inc.<F2>                    335,000        *       335,000        19,562        *        19,562        *
Brown Brothers Harriman & Co.<F2>...............        50,000        *        50,000         2,920        *         2,920        *
Brown Brothers Harriman & Co.<F2>...............        30,000        *        30,000         1,752        *         1,752        *
Brown Brothers Harriman & Co.<F2>...............        20,000        *        20,000         1,168        *         1,168        *

                                       31

                                                   ---------------------
                                                    PRINCIPAL AMOUNT OF   PRINCIPAL        SHARES OF COMMON       SHARES OF COMMON
                                                         DEBENTURES       AMOUNT OF       STOCK BENEFICIALLY      STOCK UNDERLYING
                                                    BENEFICIALLY OWNED    DEBENTURES         OWNED PRIOR TO       DEBENTURES SOLD
                                                     PRIOR TO OFFERING    BEING SOLD           OFFERING<F1>
                                                   ---------------------                ---------------------  ---------------------
NAME                                                  AMOUNT     PERCENT                   NUMBER     PERCENT     NUMBER     PERCENT
                                                   ------------  -------  ------------  ------------  -------  ------------  -------

Brown Brothers Harriman & Co.<F2>...............       100,000        *       100,000         5,839        *         5,839        *
Brown Brothers Harriman & Co.<F2>...............        30,000        *        30,000         1,752        *         1,752        *
Brown Brothers Harriman & Co.<F2>...............        50,000        *        50,000         2,920        *         2,920        *
Brown Brothers Harriman & Co.<F2>...............       100,000        *       100,000         5,839        *         5,839        *
Brown Brothers Harriman & Co.<F2>...............        30,000        *        30,000         1,752        *         1,752        *
Brown Brothers Harriman & Co.<F2>...............        40,000        *        40,000         2,336        *         2,336        *
  (as nominee for Schweizerlischer Bankverein,
  Basel) Ref: 10-344746
Brown Brothers Harriman & Co. (as nominee for...        30,000        *        30,000         1,752        *         1,752        *
  Schweizerlischer Bankverein, Basel) Ref:
  34-347787<F2>
Chase Manhattan Bank (as nominee for:...........        55,000        *        55,000         3,212        *         3,212        *
  Schweizerischer Bankgesellacaft) Liestal
  REF: UBS Liestal 245-481859.51<F2>
Brown Brothers Harriman & Co. (as nominee for:..       100,000        *       100,000         5,839        *         5,839        *
  Bank Sarastin, Basel) Ref: 0.41687-7<F2>
Chemical Bank (as nominee for Lombard Odier)....     1,000,000     1.54     1,000,000        58,394        *        58,394        *
Maerki Bauman & Co. AG .........................       300,000        *       300,000        17,518        *        17,518        *
Chemical Bank (as nominee.......................     1,000,000     1.54     1,000,000        58,394        *        58,394        *
  for Merk Finck & Co. Munchen)
Spume & Co. (as nominee for.....................       600,000        *       600,000        35,036        *        35,036        *
   Multiscor-Dolshares)
Bank Hofmann AG, Zurich (as nominee for.........       250,000        *       250,000        14,599        *        14,599        *
  Nadig & Co.)
Kredietbank-Brussels (as .......................       200,000        *       200,000        11,679        *        11,679        *
  nominee for Ohra Leven NV)
Kredietbank-Brussels (as nominee for ...........       200,000        *       200,000        11,679        *        11,679        *
  Antverpia Leven NV)
Kredietbank-Brussels (as nominee for ...........       200,000        *       200,000        11,679        *        11,679        *
  DePoperingse Verzekering, NV)
Pictet Bank & Trust Nassau Ltd. ................       300,000        *       300,000        17,518        *        17,518        *
Swiss American Securities, Inc. ................       500,000        *       500,000        29,197        *        29,197        *
  (as nominee for Rahn Bodmer Banquiers)
Prudential Bache Trade Corp. (as nominee for ...       250,000        *       250,000        14,599        *        14,599        *
  Bankhaus Schelhammer and Schatterer)
Brown Brothers Harriman &  Co. .................       250,000        *       250,000        14,599        *        14,599        *
  (as nominee for SCS Alliance)
Spar + Leihkasse in Bern........................       500,000        *       500,000        29,197        *        29,197        *
Schweizerische Treuhandgesellschaft, Basel......       250,000        *       250,000        14,599        *        14,599        *
Brown Brothers Harriman & Co. (as nominee for...     1,700,000     2.62     1,700,000        99,270        *        99,270        *
  Bank Julius Baer & Co.)<F3>
Verwaltungs-und PrivatBank AG<F3>...............       400,000        *       400,000        23,358        *        23,358        *
Experta<F3>.....................................     2,100,000     3.23     2,100,000       122,628        *       122,628        *
Chase Manhattan Bank, New York (as nominee for..       300,000        *       300,000        17,518        *        17,518        *
  LGT Zurich)<F3>
Egger & Co. (as nominee for ....................     3,600,000     5.54     3,600,000       210,219     1.63       210,219     1.63
  UBS Geneva Acct. UBS 2H PS 60378)
Bank of New York (as nominee for ...............     4,000,000     6.15     4,000,000       233,577     1.82       233,577     1.82
  Vereins-und Westbank AG)

                                       32

                                                   ---------------------
                                                    PRINCIPAL AMOUNT OF   PRINCIPAL        SHARES OF COMMON       SHARES OF COMMON
                                                         DEBENTURES       AMOUNT OF       STOCK BENEFICIALLY      STOCK UNDERLYING
                                                    BENEFICIALLY OWNED    DEBENTURES         OWNED PRIOR TO       DEBENTURES SOLD
                                                     PRIOR TO OFFERING    BEING SOLD           OFFERING<F1>
                                                   ---------------------                ---------------------  ---------------------
NAME                                                  AMOUNT     PERCENT                   NUMBER     PERCENT     NUMBER     PERCENT
                                                   ------------  -------  ------------  ------------  -------  ------------  -------

Siegler & Co. (as nominee for ..................     5,750,000     8.85     5,750,000       335,766     2.61      335,766      2.61
  Veritas SG Investment)
VPB Finanz AG ..................................       500,000        *       500,000        29,197        *       29,197         *
Weghsteen & Driege SA ..........................       500,000        *       500,000        29,197        *       29,197         *

TOTAL...........................................    65,000,000   100.00    65,000,000     3,795,620    29.50    3,795,620     29.50

- ----------

*    Less than one percent

<F1> Includes all common stock beneficially owned, including the Shares underlying the Debentures.

<F2> Krattiger Holzer & Partner, Asset Mgrs. Ltd. acted as agent for each purchase.

<F3> SP Investment Network Ltd. acted as agent for each purchase.


         The preceding table has been prepared based upon information furnished to the Company by Boatmen's Trust Company, trustee under the Indenture, and by or on behalf of the Selling Securityholders.

         Information concerning the Selling Securityholders may change from time to time and will be set forth in Supplements to this Prospectus. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $65,000,000. Because the Selling Securityholders may offer all or some of the Debentures and shares of Common Stock issued upon conversion thereof pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Debentures or shares of Common Stock that will be held by the Selling Securityholders after completion of this offering, no estimate can be given as to the principal amount of Debentures or shares of Common Stock that will be held by the Selling Securityholders after completion of this offering. See "Plan of Distribution."


                              PLAN OF DISTRIBUTION

         The Debentures and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisors to holders of the Debentures and the underlying Common Stock) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.

         The Company will not receive any of the proceeds from the offering of Debentures and the Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Debentures and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Debentures or Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Debentures or Shares from whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures or Shares offered by them hereby will be the purchase price of such Debentures or Shares less discounts and commissions, if any.

         The Debentures and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

         The outstanding Common Stock is listed for trading on the New York Stock Exchange, and the Shares have been approved for listing on the New York Stock Exchange. The Debentures are not listed on the New York Stock Exchange, the Nasdaq National Market or any other U.S. or foreign exchange. Accordingly, no assurance can be given as to the development of liquidity of any trading market that may develop for the Debentures. See "Risk Factors--No Public Market for the Debentures."

         In order to comply with the securities laws of certain states, if applicable, the Debentures and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters any profit on the resale of the Debentures or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144, Rule 144A or another exemption under the Securities Act may be sold under Rule 144, Rule 144A or such other exemption rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.


Registration Rights Agreement

         Pursuant to the Registration Rights Agreement between the Company and The Robinson-Humphrey Company, Inc., who acted as selling agent for the Company in the Private Offering (the "Agent"), on behalf of the purchasers of the Debentures (or underlying Common Stock), the Company has agreed to use its reasonable efforts to keep this Registration Statement continuously effective until the earlier of (i) a period of at least three years following the Closing Date, or such lesser period of time as may be provided for in Rule 144(k) under the Securities Act (which in essence allows unrestricted resales by any non-affiliate); (ii) the time when all of the Debentures (and Common Stock into which the Debentures have been converted) have been sold pursuant to this Registration Statement, pursuant to Rule 144 under the Securities Act or have been redeemed; or (iii) another exemption from the Securities Act exists (for non-affiliates), as indicated in a published court decision or position of the Commission (which addresses such matter adequately in the view of counsel to the Company) or as otherwise stated in an opinion of counsel to the Company.

         Under the Registration Rights Agreement, the Company agrees to indemnify the purchaser of the Debentures (the "Purchaser") for any losses resulting from any material misstatement or omission in the prospectus contained in this Registration Statement, except those resulting from misstatements or omissions in information provided by the Purchaser to the Company or resulting from the failure of the Purchaser to deliver any prospectus required by the Securities Act, which has been received by the Purchaser from the Company. The Purchaser agrees to indemnify the Company for any losses resulting from any material misstatement or omission in information provided by the Purchaser to the Company, and for the failure to make delivery of any prospectus required by the Securities Act, which has been received by the Purchaser from the Company.

         Under the Registration Rights Agreement, each Purchaser agreed to deliver each Prospectus, which will be provided by the Company to such Holder (or underwriter or agent acting on its behalf), as required by the Securities Act. Each Purchaser also agrees to otherwise comply with all applicable requirements under the Securities Act and all applicable securities or blue sky laws of U.S. jurisdictions.


Blocking Notice

         At least ten (10) business days prior to any sale of the Debentures (or underlying Common Stock) pursuant to the Registration Statement, the Holder thereof shall advise the Company of the dates on which such disposition is expected to commence and terminate, the number of securities expected to be sold, the method of disposition, and such other information as the Company may reasonably request in order to supplement this Prospectus in accordance with the rules and regulations of the Commission. Such sale of securities under the Registration Statement will not be allowed until such Holder has complied with such request. The Company may suspend such sale under the Registration Statement and notify such Holder intending to sell securities pursuant thereto, in writing, that it may not sell any securities pursuant to the Registration Statement or this Prospectus (a "Blocking Notice") if the Company's management determines in its reasonable good faith judgment that the Company's obligation to ensure that the Registration Statement and this Prospectus are current and complete would require the Company to take actions that might reasonably be expected to (i) have a detrimental effect on any proposal, negotiations or plan by the Company or any of its subsidiaries to engage in any acquisition or disposition of assets or any merger, consolidation, tender offer, reorganization or similar transaction, provided, that such suspension may not exceed ninety
(90) days; (ii) have a detrimental effect on a public offering by the Company, provided that such suspension may not exceed ninety (90) days, (iii) have a detrimental effect on any other material corporate event contemplated by the Company or any of its subsidiaries that would require the disclosure of information, provided, that such suspension may not exceed ninety (90) days; or
(iv) occur on a date which, under the general rules and regulations of the SEC, the inclusion therein by incorporation or by reference, of financial statements of the Company contained in the annual or quarterly report of the Company most recently filed with the SEC would not be permitted or advisable, provided, that this exception shall not permit delay or suspension beyond the filing of the next required annual or quarterly filing under the Exchange Act. In no event shall the Company be able to suspend such a sale by such holder for more than a continuous 90-day period from the date such holder initially indicated for the commencement of such disposition without an intervening 30-day period for such holder to make such sale, or the Company offering to buy such security from such holder at the market price.

         Following the effectiveness of this Registration Statement, and prior to a sale of their resale pursuant to this Registration Statement, the Debentures and the underlying Shares will include the following legend:

         FOLLOWING THE REGISTRATION OF THIS SECURITY (AND THE COMMON STOCK INTO WHICH IT MAY BE CONVERTED) THE OFFER, SALE, PLEDGE OR TRANSFER OF THIS SECURITY AND THE COMMON STOCK INTO WHICH IT MAY BE CONVERTED IS SUBJECT TO CERTAIN CONDITIONS AND RESTRICTIONS SET FORTH IN THE PURCHASE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, EACH DATED JULY 12, 1996.

         As indicated above, the obligations of a Purchaser selling pursuant to the Registration Statement include the obligation to deliver to the transferee a current prospectus provided by the Company. The prospectus delivery requirement normally can be satisfied by a Purchaser by disclosing to a selling broker the existence of the requirement to sell shares in accordance with the registration statement covering the Debentures or the shares of Common Stock underlying the Debentures and making any arrangement with such broker to deliver a current prospectus in connection with any such sale. Upon receipt of a written request therefor, the Company has agreed, pursuant to the terms of the Registration Agreement, to provide an adequate number of current prospectuses to each Purchaser.

         The Company has agreed to indemnify the Agent against certain liabilities under the Securities Act.


                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

         The following is a summary of certain United States federal income tax and estate tax consequences of the ownership and disposition of Debentures and the Common Stock receivable upon conversion of the Debentures. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing, temporary and proposed Treasury Regulations, revenue rulings and judicial decisions now in effect, all of which are subject to change at any time perhaps retroactively in a manner adversely affecting holders of the Debentures and Common Stock.

         This discussion does not deal with all aspects of United States federal income taxation that may be relevant to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) who may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets.

         For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, or an estate or trust, the income of which is includible in income for United States federal income tax purposes regardless of its source.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.


Certain Federal Income Tax Considerations Applicable to U.S. Persons

         Interest on Debentures. In general, interest (including original issue discount, as discussed below) on a Debenture will be treated as ordinary interest income to the holder of the Debenture at the time it accrues or is received, in accordance with the holder's method of accounting for tax purposes, or, in the case of original issue discount, specific United States federal income tax provisions. The amount of original issue discount or market discount (as discussed below) which is includible in income in respect of a Debenture while held by a holder will be added to such holder's tax basis for such Debenture, and such basis will be reduced by any amortized acquisition or other premium (as discussed below) and amounts of other payments that do not constitute qualified stated interest (as defined below).

         Original Issue Discount. The Debentures were issued with original issue discount ("OID") in an amount equal to the excess of the stated redemption price at maturity over the issue price of the Debentures. The "issue price" of the Debentures is the first price at which a substantial number of Debentures were sold for money, excluding sales to underwriters, placement agents or wholesalers. The "stated redemption price at maturity" is the sum of all payments to be made on the Debentures other than "qualified stated interest" and for purposes of the OID rules will include the redemption premium on the Put Option whether or not exercised. The term "qualified stated interest" means, generally, stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

         Holders of Debentures must, in general, include in income any OID calculated on a constant-yield method in advance of any receipt of some or all of the related cash payments. The amount of OID includible in income by an initial holder of Debentures is the sum of the "daily portions" of OID with respect to such Debentures for each day during the taxable year or portion of the taxable year in which such holder held such Debentures ("Accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for the Debentures may be of any length selected by the holder and may vary in length over the term of the Debentures, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Debenture's adjusted issue price at the beginning of such accrual period and the yield to maturity of the Debenture (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity of the Debenture (other than a payment of qualified stated interest) and the Debenture's adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of the Debentures at the beginning of any accrual period is equal to its issue price increased by the Accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Debentures (other than qualified stated interest) on or before the first day of the accrual period.

         The original issue discount regulations contain rules for determining the yield and maturity of debt instruments with unconditional options to require payments to be made under an alternative payment schedule. Because the Company may redeem the Debentures in certain circumstances and the Holders may cause the Company to redeem the Debentures in certain circumstances pursuant to the terms of the Debentures, under the original issue discount regulations, the Company will be deemed to exercise or not exercise an option or combination of options in a manner that minimizes the yield on the Debentures, and the Holders will be deemed to exercise or not exercise an option or combination of options in a manner that maximizes the yield on the Debentures. These rules are applied to the options in the order that they may be exercised. Thus, the deemed exercise of one option may eliminate other options that are later in time. Because exercise of the Put Option would maximize the yield on the Debentures, such Put Option will be treated as exercised for purposes of determining the yield to maturity of the Debentures under these rules. If an option is presumed to be exercised and such option is not in fact exercised, the Debenture would be treated solely for original issue discount purposes as if it were reissued at that time for an amount equal to its adjusted issue price.

         In the event of a Fundamental Change, the Company will be required to offer to redeem all of the Debentures. The original issue discount regulations provide that the right of Holders to require redemption of the Debentures upon the occurrence of a Fundamental Change will not affect the yield or maturity date of the Debentures unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Fundamental Change giving rise to the redemption will occur. The Company has no present intention of treating the right of the holders of the Debentures to require the Company to repurchase Debentures upon a Fundamental Change as affecting the computation of the yield to maturity of any Debenture.

         Under the above-discussed OID rules, a holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company has filed a form with the Internal Revenue Service (the "IRS") indicating original issue discount at a rate of 4.25%, compounded annually, until September 30, 2001. The Company is required to provide information returns stating the amount of OID accrued on Debentures held of record by persons other than corporations and other exempt holders. In addition to being required to include yearly as interest income for federal income tax purposes an amount equal to that year's OID for such holder's Debentures in advance of the receipt of the cash attributable to such amount, in certain circumstances, a holder will not receive any of the cash attributable to the OID. These circumstances include: if the holder converts the Debentures into Common Stock (other than following notice of a Company Call); if the Company purchases the Debentures pursuant to a European Call; if the holder elects to require the Company to repurchase such holder's Debentures in the event of a Fundamental Change; or if the holder does not exercise the Put Option (and the Company does not exercise the Company Call). See "Description of Debentures." In such instances, such OID amounts will remain a part of the holder's tax basis in the Debentures for purposes of determining gain or loss on a disposition or redemption of the Debentures (or will become a part of the holder's basis in the shares of Common Stock if the conversion privilege is exercised). See "--Sale or Exchange of Debentures or Common Stock" and "--Conversion of Debentures."

         Holders of the Debentures may elect to treat all interest on the Debentures as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the holder acquired Debentures, and may not be revoked without the consent of the IRS. Holders should consult with their own tax advisors regarding this election.

         If a bankruptcy case is commenced by or against the Company under the U.S. Bankruptcy Code after the issuance of the Debentures, the claim of a holder of Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any OID that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

         Constructive Distribution. Certain corporate transactions, such as distributions of cash to holders of Common Stock, may cause a deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporate transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Distributions on Shares of Common Stock."

         Sale or Exchange of Debentures or Shares of Common Stock. In general, a holder of a Debenture will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debenture measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debenture. A holder's tax basis in a Debenture generally will equal the cost of the Debenture to the holder increased by the amount of Accrued OID and market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debenture. (For the basis and holding period of shares of Common Stock, see "Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions of Common Stock which may result in the amount paid being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common

Stock will be capital gain or loss and will be long-term gain or loss if the Debentures or shares of Common Stock have been held for more than one year at the time of such disposition.

         Market Discount. The purchase of a Debenture may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the "revised issue price" of the Debenture immediately after its acquisition (which is generally equal to the original issue price plus all prior inclusions of OID by all prior holders) exceeds the holder's tax basis in the debenture. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" on such Debenture at the time of disposition. In general, market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture, or, at the election of the holder, under a constant yield method.

         In addition, any holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction. The foregoing rule will not apply if the holder elects to include accrued market discount in income currently.

         If a holder acquires the Debenture at a market discount and receives Common Stock upon conversion of the Debenture, the amount of accrued market discount with respect to the converted Debenture through the date of the conversion will be treated as ordinary income on the disposition of the Common Stock.

         Premium. A holder that purchases Debentures for an amount that is greater than the adjusted issue price of the Debentures but equal to or less than the sum of all amounts payable on the Debentures after the purchase date other than payments of qualified stated interest will be considered to have purchased such Debentures at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in its gross income with respect to such Debentures for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

         A holder that purchases a Debenture for an amount greater than the sum of all amounts payable on the Debenture after the purchase date, other than payments of qualified stated interest, will be considered to have purchased such Debenture with a "bond premium." The holder may elect, subject to certain limitations, to deduct the allowable amortizable bond premium when computing such holder's taxable income. Holders should consult with their tax advisors regarding this election.

         Conversion Of Debentures. A holder of a Debenture will not recognize gain or loss on the conversion of the Debenture into shares of Common Stock, except to the extent that the Common Stock issued upon the conversion is attributable to accrued interest on the Debenture. The holder's aggregate tax basis in the shares of Common Stock received upon conversion of the Debenture will be equal to the holder's aggregate basis in the Debenture exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of the Debenture will include the period during which the holder held the Debenture prior to the conversion.

         Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

         Distributions on Shares of Common Stock. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction. Individuals, partnerships, trusts, and certain corporations, including certain foreign corporations, are not entitled to the dividends-received deduction.

         To the extent, if any, that a holder receives a distribution on shares of Common Stock that would otherwise constitute a dividend for United States federal income tax purposes but that exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distribution in excess of the holder's basis in the shares of Common Stock will be treated as a capital gain.

         Backup Withholding and Information Reporting. In general, information reporting requirements will apply to certain payments of principal, interest, and premium paid on the Debentures and with respect to dividends paid on the Common Stock, made to United States holders other than certain exempt recipients (such as corporations). Information reporting will also be required upon a payment of the proceeds of the sale (including a redemption) of a Debenture (or, after Conversion, of the underlying Shares) to a United States holder other than an exempt recipient. A 31% backup withholding tax may apply to such payments if the United States holder fails to timely provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.


Certain Federal Income Tax Considerations Applicable to Non-U.S. Persons

         U.S. Income Taxation of Foreigners Generally. Items of income received by a Non-U.S. Person that are effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Person or, if an income tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. Person in the United States ("Effectively Connected Income") are taxed at the normal graduated rates applicable to U.S. citizens and residents (with a current maximum rate of 39.6% for individuals and 35% for corporations). In addition, Non-U.S. Persons generally will be subject to a 30% tax on certain other items of income they receive from sources in the United States. Income taxable under these provisions includes interest, original issue discount, dividends, and other fixed or determinable annual or periodical ("FDAP") income received from sources in the United States that are not Effectively Connected Income. The tax liability for FDAP income is collected by withholding at the source and may be eliminated in the case of interest and original issue discount for Non-U.S. Persons that qualify for the "portfolio interest" exemption. In addition, the 30% withholding tax may be eliminated or reduced for Non-U.S. Persons that are entitled to the benefits of a bilateral income tax treaty between the U.S. and the country in which the Non-U.S. Person is resident.

         Interest on the Debentures. Under the portfolio interest exemption, payments of interest and original issue discount on the Debentures made to any Non-U.S. person who is a holder of Debentures ("Non-U.S. Holder") that are not Effectively Connected Income with respect to the Non-U.S. Holder should not be subject to withholding of United States federal income tax, provided, that (1) the Non-U.S. Holder does not own actually or constructively (as defined in Sections 318 and 871(h)(3)(C) of the Code) 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote (including in such computation any Common Stock that would be acquired upon conversion);
(2) the Non-U.S. Holder is not a "controlled foreign corporation" (as defined in Section 957 of the Code) that is related directly, indirectly or constructively to the Company through stock ownership; (3) the Non-U.S. Holder is not a bank with respect to which the payments are received on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (4) either (A) the Non-U.S. Holder provides the payor with a Form W-8 (or substitute form), certifying under penalties of perjury that it is not a U.S. Person and setting forth the Non-U.S. Holder's name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds a Debenture, certifies to the payor under penalties of perjury that a Form W-8 (or substitute form) has been received from the Non-U.S. Holder by it (or by another financial institution acting on behalf of the Non-U.S. Holder) and furnishes the payor with a copy of such Form W-8 (or substitute form).

         Payments of interest on the Debentures that are Effectively Connected Income to the Non-U.S. Holder will generally be subject to United States federal income tax at normal graduated rates rather than the 30% withholding tax. Payments of interest on the Debentures that are Effectively Connected Income to a Non-U.S. Holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under a bilateral income tax treaty.

         Original Issue Discount. The Debentures were issued with original issue discount for federal income tax purposes. See "--Certain Federal Income Tax Considerations Applicable to U.S. Persons -- Original Issue Discount." A Non-U.S. Holder who does not qualify for the portfolio interest exemption (see "--Interest on the Debentures") generally will be subject to withholding of United States federal income tax when receiving any payment on a Debenture with respect to interest and any accrued original issue discount which is not Effectively Connected Income. Thus, a payment of interest would be subject to a 30% withholding tax, plus a 30% withholding tax on any accrued and unpaid original issue discount (not previously taxed), but the amount of the aggregate withholding will not exceed the amount of the payment. A Non-U.S. Holder who qualifies for the portfolio interest exemption will not be subject to the 30% withholding tax on the original issue discount at any time.

         The accrual of interest on the Debentures in the form of original issue discount to a Non-U.S. Holder that is not Effectively Connected Income with respect to the Non-U.S. Holder is not subject to any withholding tax at the time such interest accrues. Any payment to the Non-U.S. Holder of interest on the Debentures or on the sale or exchange of the Debentures will be subject to a withholding tax in an amount not in excess of 30% of the accrued original issue discount for which tax has not been previously withheld (in addition to any other amounts otherwise required to be withheld). Any accrual of original issue discount to a Non-U.S. Holder that is Effectively Connected Income with respect to the Non-U.S. Holder is not subject to the 30% withholding tax, however, such Non-U.S. Holder is required to include any accrued original issue discount in their United States federal taxable income as discussed above.

         The Company is required to furnish certain information to the IRS, and will furnish annually to record holders of the Debentures, information with respect to the original issue discount accruing during the calendar year (as well as interest paid during that year). Because this information will be based upon the adjusted issue price of the debt instrument as if the holder were the original holder of such debt instrument, subsequent holders will be required to determine for themselves the amount of discount, if any, they are required to report.

         Adjustment of Conversion Price. Adjustments, if any, in the conversion price of the Debentures that have the effect of increasing the proportionate interest of Holders in the assets or earnings of the Company in some circumstances may result in constructive distributions taxable as dividends to a Non-U.S. Holder.

         Gain on Sale of the Debentures. Non-U.S. Holders generally will not be subject to United States federal income tax in respect of gain (including any premium) recognized on the sale, exchange or redemption of a Debenture (including the receipt of cash in lieu of fractional shares upon conversion of a Debenture), unless (1) such gain is Effectively Connected Income with respect to the Non-U.S. Holder, (2) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange or redemption, subject to certain exceptions, (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of the United States federal income tax law applicable to certain United States expatriates, or (4) the Non-U.S. Holder has elected to be treated as a resident of the United States for federal income tax purposes.

         Conversion of the Debentures. Generally, a Non-U.S. Holder will not recognize any gain or loss upon the conversion of a Debenture into shares of Common Stock. Upon such conversion, the Non-U.S. Holder's tax basis in such shares for United States federal income tax purposes shall be equal to the adjusted tax basis of the Debentures surrendered and its holding period will include the period during which it held the Debentures. Any Non-U.S. Holder which does not qualify for the portfolio interest exemption and which holds a Debenture on which original issue discount has accrued, but has not been subject to taxation by the United States, may be subject to the 30% tax imposed on such accrued original issue discount at the time of conversion.

         Dividends on Common Stock. In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are Effectively Connected Income with respect to a Non-U.S. Holder are generally subject to United States federal income tax at regular graduated rates, but not the 30% withholding tax. Any dividends received which are Effectively Connected Income may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be applicable under an income tax treaty. Under certain circumstances, a decrease in the Conversion Price of the Debentures may be considered as resulting in the distribution of a dividend to Holders for United States federal income tax purposes.

         Disposition of Common Stock. Non-U.S. Holders generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of Common Stock unless (1) such gain is Effectively Connected Income with respect to the Non-U.S. Holder, (2) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for 183 or more days in the taxable year of the disposition, subject to certain exceptions, (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of the United States federal income tax law applicable to certain United States expatriates,
(4) the Non-U.S. Holder has elected to be treated as a resident of the United States for tax purposes or (5) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes and, provided the Common Stock is "regularly traded on an established securities market" (within the meaning of the relevant provisions of the Code), the Non-U.S. Holder held, directly or indirectly, more than 5% of the Common Stock at any time during the 5-year period ending on the date of disposition. The Company believes it has not been, and does not anticipate becoming, a "U.S. real property holding corporation" for United States federal income tax purposes.

         Information Reporting and Backup Withholding. The Code has certain reporting provisions that require a payor to report on Form 1099 (or similar form) certain payments to certain persons. If these provisions apply, a Form 1099 is furnished both to the IRS and to the person receiving the payment. The Code also requires a payor to "backup withhold" on certain payments where the payee has not furnished appropriate information concerning the payee's identity (or in certain other cases). The Form 1099 reporting provisions and the backup withholding provisions operate in tandem in many cases. Information reporting under the Form 1099 reporting provisions and backup withholding tax (which generally is withheld at the rate of 31% on certain payments to persons that fail to furnish the required information) should not apply to payments of principal, interest or original issue discount on a Debenture made to Non-U.S. Holders provided that the payee furnishes a Form W-8 (or substitute form) and provided that the payor does not have actual knowledge that the payee is a U.S. person. If a Form W-8 (or a substitute form) is not provided to the payor, 30% withholding under sections 1441 or 1442 will generally apply to payments of interest and accrued original issue discount made to a Non-U.S. Holder, but backup withholding at 31% will not apply. However, under proposed Treasury Regulations if no Form W-8 (or substitute form) is received by the payor from an individual Non-U.S. Holder, then 31% backup withholding but not the 30% withholding tax would apply to such payments. Because backup withholding does not apply to payments of interest and accrued original issue discount to corporations, corporate Non-U.S. Holders would only be subject to a maximum of 30% withholding where no W-8 is provided.

         In the event that a Non-U.S. Holder converts a Debenture into Common Stock, the Form 1099 reporting requirements and backup withholding will generally not apply to dividends paid to that Non-U.S. Holder absent actual knowledge by the payor that the payee is a U.S. person. However, under proposed Treasury Regulations, a Non-U.S. Holder would be required to provide a Form W-8 (or substitute form) to the payor in order to avoid backup withholding on a dividend payment with respect to the Common Stock.

         Generally, the Company must report annually to the IRS and to each Non-U.S. Holder on Form 1042-S the amount of FDAP income, including interest, original issue discount and dividends paid to, and any tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides.

         Payments of the proceeds of the sale (including a redemption) of a Debenture or of Common Stock to or through a broker by a Non-U.S. Holder generally should not be subject to information reporting or backup withholding if the Non-U.S. Holder certifies that it is an exempt foreign person within the meaning of Treasury Regulation Section 1.6045-1(g)(1). Under proposed Treasury Regulations, a Non-U.S. Holder would be able to make such a certification by providing a Form W-8 (or substitute form). Currently, if a Non-U.S. Holder does not provide certification of exempt foreign status to a broker, the Form 1099 information reporting provisions and backup withholding may apply.

         U.S. Estate Taxation. Debentures held by an individual who is not a domiciliary of the United States for United States federal estate tax purposes at the time of such individual's death generally will not be subject to United States federal estate tax with respect to a Debenture provided the individual was exempt from United States income tax on the Debenture by reason of the portfolio interest exemption or an estate tax treaty exempts the Debenture from estate tax. Common Stock owned or treated as owned by an individual who is not a domiciliary of the United States at the time of death will be considered to be "situated" within the United States and subject to United States estate tax, unless an applicable estate tax treaty provides otherwise.


                                  GOVERNING LAW

         The Debentures and the Indenture will be governed by, and construed in accordance with, the laws of the State of Kansas, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.


                                  LEGAL MATTERS

         The validity of the Debentures and the underlying Shares offered hereby will be passed upon for the Company by Bryan Cave LLP.

                                     EXPERTS

         The consolidated financial statements and related financial statement schedules incorporated in this Registration Statement by reference from AmVestors Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================
NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                                TABLE OF CONTENTS

AVAILABLE INFORMATION........................................................  4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  4
RISK FACTORS.................................................................  5
THE COMPANY.................................................................. 10
USE OF PROCEEDS.............................................................. 12
RECENT DEVELOPMENTS.......................................................... 13
DESCRIPTION OF THE DEBENTURES................................................ 14
REGULATION................................................................... 27
DESCRIPTION OF CAPITAL STOCK................................................. 30
SELLING SECURITYHOLDERS...................................................... 32
PLAN OF DISTRIBUTION......................................................... 34
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES............................... 36
GOVERNING LAW................................................................ 42
LEGAL MATTERS................................................................ 42
EXPERTS...................................................................... 43


                              AMVESTORS FINANCIAL
                                  CORPORATION
                                     [LOGO]

                              ---------------------
                                   PROSPECTUS
                              ---------------------

                         $65,000,000 Principal Amount of
                 3% Convertible Subordinated Debentures due 2003

                                       and

                        3,795,620 Shares of Common Stock

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Debentures and the Common Stock being registered. All amounts are estimates except the registration fee.

Securities and Exchange Commission Registration Fee...............    $ 22,414
Printing expenses.................................................      20,000
Legal fees and expenses...........................................      40,000
Trustee fees (including counsel fees).............................      12,800
Accounting fees and expenses......................................      10,000
Miscellaneous.....................................................       3,000
                                                                  --------------
Total.............................................................   $ 108,214
                                                                  ==============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 17-6305 of the General Corporation Code of the State of Kansas permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any threatened, pending, or completed action, suit, or proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation. The Company's bylaws provide for indemnification of officers and directors to the extent permitted by Section 17-6305. Pursuant to a policy of directors' and officers' liability insurance, the Company's directors and officers are insured, subject to certain limits, exceptions, and other terms and conditions of such policy, against loss arising from certain claims made against them by reason of their serving as directors and officers of the Company.


ITEM 16.          EXHIBITS.

    The following exhibits are filed herewith or incorporated by reference.

EXHIBIT NO.                     DESCRIPTION

2.1 Agreement and Plan of Merger by and among AmVestors Financial Corporation and AmVestors Acquisition Subsidiary, Inc. and FBG dated September 8, 1995, Amendment No., 1 thereto dated October 17, 1995, Amendment No. 2 thereto dated December 28, 1995, and Amendment No. 3 thereto dated February 14, 1996 (incorporated herein by reference to Exhibit 2.1 to Registration Statement on Form S-4, File No. 333-01309 dated March 1, 1996.)*

4.1 Indenture dated July 12, 1996 between AmVestors Financial Corporation and Boatmen's Trust Company (incorporated by reference to Exhibit 4.1 to the Company Report on Form 8-K, dated August 13, 1996, File No. 0-15330).

4.2 Form of 3% Convertible Subordinated Debentures due 2003 (included in Indenture incorporated by reference as Exhibit 4.1)

4.3 Registration Rights Agreement dated July 12, 1996 between AmVestors Financial Corporation and The Robinson-Humphrey Company, Inc. (incorporated by reference to Exhibit 4.3 to the Company Report on Form 8-K, dated August 13, 1996, File No. 0-15330).

4.4 Purchase Agreement dated July 12, 1996 between AmVestors Financial Corporation and purchasers of the 3% Convertible Subordinated Debentures due 2003 (incorporated by reference to Exhibit 4.4 to the Company Report on Form 8-K, dated August 13, 1996, File No. 0-15330).

4.5 Custodial Agreement dated July 12, 1996 between Boatmen's Trust Company and The Robinson-Humphrey Company, Inc. (incorporated by reference to Exhibit 4.5 to the Company Report on Form 8-K, dated August 13, 1996, File No. 0-15330).

4.6 Warrant Agreement by and between the Company and Boatmen's Trust Company, as Warrant Agent (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-4, File No. 333-01309 dated March 1, 1996.)

4.7 Form of Warrant Certificate (incorporated herein by reference to Exhibit 4.4 to Registration Statement on Form S-4, File No. 333-01309 dated March 1, 1996.)

4.8 AmVestors Financial Corporation 1989 Non-Qualified Stock Option Plan (incorporated herein by reference to Exhibit 4.5 to Registration Statement on Form S-4, File No. 333-01309 dated March 1, 1996.)

5.1         Opinion of Bryan Cave LLP.**

23.1        Consent of Deloitte & Touche, LLP.

23.2        Consent of Deloitte & Touche, LLP.

23.3        Consent of Bryan Cave LLP (included in Exhibit 5.1).**

24.1 Power of Attorney (reference is made to page II-4 of the Form S-3 previously filed).**

25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Boatmen's Trust Company.**

- ----------

* The Company hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.

** Previously filed.


ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on this 29th day of August, 1996.

                                        AMVESTORS FINANCIAL CORPORATION

                                        By: /s/ Ralph W. Laster, Jr.
                                            ------------------------------------
                                            Ralph W. Laster, Jr.
                                            Chairman of the Board, Chief
                                            Executive Officer, Chief Financial
                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in their capacities indicated on August 29, 1996.

Signature                   Title
- --------------------------  ----------------------------------------------------

/s/ Ralph W. Laster, Jr.
- --------------------------  Chairman of the Board, Chief Executive Officer,
Ralph W. Laster, Jr.        Chief Financial Officer and Director (Principal
                            Executive Officer, Principal Accounting Officer, and
                            Principal Financial Officer)

/s/ *
- -------------------------- President, General Counsel, and Director Mark V. Heitz


- --------------------------  Director
Janis L. Andersen


- --------------------------  Director
Robert G. Billings

/s/ *
- --------------------------  Director
Jack H. Brier

/s/ *
- --------------------------  Director
Frank T. Crohn

/s/ *
- --------------------------  Director
R. Rex Lee, M.D.


- --------------------------  Director
Robert R. Lee


- --------------------------  Director
Robert T. McElroy, M.D.

/s/ *
- --------------------------  Director
Jack R. Manning


- --------------------------  Director
John F.X. Mannion

/s/ *
- --------------------------  Director
James V. O'Donnell

*By: Ralph W. Laster, Jr., Attorney-in-Fact

                                INDEX TO EXHIBITS

EXHIBIT NO. DESCRIPTION
- ----------- --------------------------------------------------------------------

2.1 Agreement and Plan of Merger by and among AmVestors Financial Corporation and AmVestors Acquisition Subsidiary, Inc. and FBG dated September 8, 1995, Amendment No., 1 thereto dated October 17, 1995, Amendment No. 2 thereto dated December 28, 1995, and Amendment No. 3 thereto dated February 14, 1996 (incorporated herein by reference to Exhibit 2.1 to Registration Statement on Form S-4, File No. 333-01309 dated March 1, 1996.)*

4.1 Indenture dated July 12, 1996 between AmVestors Financial Corporation and Boatmen's Trust Company (incorporated by reference to Exhibit 4.1 to the Company Report on Form 8-K, dated August 13, 1996, File No. 0-15330).

4.2 Form of 3% Convertible Subordinated Debentures due 2003 (included in Indenture incorporated by reference as Exhibit 4.1).

4.3 Registration Rights Agreement dated July 12, 1996 between AmVestors Financial Corporation and The Robinson-Humphrey Company, Inc. (incorporated by reference to Exhibit 4.3 to the Company Report on Form 8-K, dated August 13, 1996, File No. 0-15330).

4.4 Purchase Agreement dated July 12, 1996 between AmVestors Financial Corporation and purchasers of the 3% Convertible Subordinated Debentures due 2003 (incorporated by reference to Exhibit 4.4 to the Company Report on Form 8-K, dated August 13, 1996, File No. 0-15330).

4.5 Custodial Agreement dated July 12, 1996 between Boatmen's Trust Company and The Robinson-Humphrey Company, Inc. (incorporated by reference to Exhibit 4.5 to the Company Report on Form 8-K, dated August 13, 1996, File No. 0-15330).

4.6 Warrant Agreement by and between the Company and Boatmen's Trust Company, as Warrant Agent (incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-4, File No. 333-01309 dated March 1, 1996.)

4.7 Form of Warrant Certificate (incorporated herein by reference to Exhibit 4.4 to Registration Statement on Form S-4, File No. 333-01309 dated March 1, 1996.)

4.8 AmVestors Financial Corporation 1989 Non-Qualified Stock Option Plan (incorporated herein by reference to Exhibit 4.5 to Registration Statement on Form S-4, File No. 333-01309 dated March 1, 1996.)

5.1         Opinion of Bryan Cave LLP.**

23.1        Consent of Deloitte & Touche, LLP.

23.2        Consent of Deloitte & Touche, LLP.

23.3        Consent of Bryan Cave LLP (included in Exhibit 5.1).**

24.1 Power of Attorney (reference is made to page II-4 of the Form S-3 previously filed).**

25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Boatmen's Trust Company.**

- -----------

* The Company hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission upon its request.

** Previously filed.